DATED 7 OCTOBER 2011

Royalton Europe Holdings LLC

Walton MG London Hotels Investors V, L.L.C.

Walton Street Real Estate Fund V, L. P.

Morgans Group LLC

- and -

Capital Hill Hotels Limited

AGREEMENT FOR THE ACQUISITION OF

MORGANS HOTEL GROUP EUROPE LIMITED

Ref: 42698.00039

Hogan Lovells International LLP, Atlantic House, Holborn Viaduct, London EC1A 2FG

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ii

THIS AGREEMENT is made on the 7th October, 2011

BETWEEN:

(1)

Royalton Europe Holdings LLC, a limited liability company formed in the State of Delaware (registered number 2924004), whose registered office is at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, USA (“Royalton Europe”);

(2)

Walton MG London Hotels Investors V, L.L.C., a limited liability company formed in the State of Delaware (registered number 4288746), whose registered office is at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, USA (“Walton MG London”, and together with Royalton Europe, the “Sellers”);

(3)

Walton Street Real Estate Fund V, L. P., a Limited Partnership formed in the State of Delaware, whose registered office is at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, USA, as guarantor for Walton MG London, (“Walton Guarantor”);

(4)

Morgans Group LLC, a company formed in the State of Delaware (registered number 4049027), whose registered office is at 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801, USA, as guarantor for Royalton Europe, (“Royalton Guarantor”, and together with the Walton Guarantor, the “Sellers’ Guarantors”); and

(5)	Capital Hill Hotels Limited, a company incorporated in England and Wales (registered number 07785139), whose registered office is at 14-18 City Road, Cardiff, United Kingdom, CF24 3DL (the “Buyer”),

each a “party” and together the “parties”.

PREAMBLE:

The Sellers have agreed to sell all of the shares in the Target Company to the Buyer on the terms of this Agreement.

IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement:

“Accounts” means the consolidated audited balance sheet and profit and loss account of the Target Group and the individual audited balance sheet and profit and loss account of each Target Group Company as at and for the period ended on the Balance Sheet Date;

“Balance Sheet Date” means 31 December 2010;

“Business Day” means a day (except a Saturday or Sunday) on which banks are generally open for business in London, England;

“Buyer’s Confidential Information” means information in any form relating to the Target Group’s business, customers or financial or other affairs (including future plans and business development), but does not include information which:

(a)

is publicly known at the date of this Agreement or which subsequently becomes publicly known (other than in either case as a result of a breach of the provisions of a Transaction Document by a Seller’s Group Company). A compilation of otherwise public information in a form not publicly known is to be regarded as not publicly known;

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(b)

the relevant Seller can show was made known to it after the date of this Agreement by a person unconnected with a Buyer’s Group Company who was entitled to do so (and not in breach of an obligation of confidence) and who did not impose an obligation of confidence or restricted use; or

(c)	the relevant Seller has retained or acquired rights under a Transaction Document;

“Buyer’s Group” means the Buyer and any person which is from time to time a subsidiary undertaking of Dreamworks Finance Limited (a company incorporated in the Cayman Islands, (company number 218288)) and “Buyer’s Group Company” means any of them;

“Buyer’s Solicitors” means Lawrence Graham LLP of 4 More London Riverside, London SE1 2AU, United Kingdom;

“Buyer’s Warranty” means a statement set out in schedule 8 and “Buyer’s Warranties” means all those statements;

“Certificates of Title” means long form certificates of title as prescribed by the City of London Law Society land law sub-committee (fifth edition) in relation to each Property prepared by Macfarlanes LLP and addressed to the Buyer in the agreed form and dated the date of this Agreement;

“Claim” means a claim arising under or in respect of a breach of a Sellers’ Warranty or the Tax Covenant;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Completion Date” has the meaning as set out in clause 4.1 of this Agreement;

“Completion Statement” means the combined Working Capital of the Target Group at the Relevant Time, prepared in accordance with schedule 4;

“Completion Working Capital” means the Working Capital as shown by the Final Completion Statement;

“Confidentiality Agreement” means the memorandum of understanding for the sale of the Sanderson and St Martin’s Lane Hotels, London, dated 16 June 2011, signed on behalf of the Buyer in which, amongst other things, the Buyer has agreed to keep confidential certain information relating to the Target Group;

“Data Room Information” means the documents and information disclosed to the Buyer in the electronic data room maintained by the Sellers’ Solicitors, a copy of which is contained on the DVD-ROM annexed to the Disclosure Letter;

“Deposit” means the deposit of £10,000,000 payable to the Sellers’ Solicitors by the Buyer in accordance with clause 3.2;

“De Minimis Claim” is defined in paragraph 2.1 of schedule 9;

“Disclosure Letter” means the letter described as such, from the Seller to the Buyer dated the date of this Agreement;

“Employee” means each employee who is engaged by the Operating Company at Completion and “Employees” means all those employees;

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“Encumbrance” means a charge, debenture, mortgage, pledge, lien or other security interest;

“Environment” means all and any of the media of air, water and land and any living organisms or ecosystems supported by those media;

“Environmental Law” means each applicable law (including statute, secondary legislation, directives, regulations, resolutions, statutory guidance and codes of practice having the force of law, civil, criminal or administrative law, common law, a notice, order, judgment, ruling or other requirement from any governmental, administrative or regulatory agency or body or a court, tribunal or other assembly conducting judicial business) which are legally binding and in force at the date of this Agreement in so far as they relate to or have as a purpose or effect the prevention of harm to the Environment, or human health and safety;

“Environmental Permit” means a consent, permission, licence, approval or other authorisation issued, or registration made, pursuant to Environmental Law necessary for the material conduct of the business of the Target Group;

“Estimated Working Capital” means the sum of £1,294,019, being the agreed estimate of the Working Capital as at the Completion Date;

“F&B Leases” means the lease dated 18 April 2000, in relation to the Sanderson hotel, and the lease dated 30 November 1999, in relation to St Martin’s Lane hotel, each between the Operating Company and SC London Limited (each an “F&B Lease”);

“F&B Lease Regularisation Agreement” means the agreement in the agreed form between SC London Limited and the Operating Company in respect of the F&B Leases;

“Facility Agreement” means the facility agreement dated 15 July 2010 between the Operating Company, Aareal Bank AG as Arranger, the financial institutions listed in schedule 1 thereto as Original Lenders, and Aareal Bank AG as Agent and Security Agent, pursuant to which the Original Lenders agreed to make certain facilities available to the Operating Company;

“Final Completion Statement” means the Completion Statement which becomes final and binding in accordance with (as appropriate) paragraph 3.5, 3.8 or 6.7 of part 1 of schedule 4;

“Final Completion Statement Date” means the date on which the Completion Statement becomes final and binding in accordance with (as appropriate) paragraph 3.5, 3.8 or 4.7 of part 1 of schedule 4;

“Hazardous Substance” means any waste, pollutant, contaminant or hazardous, toxic, radioactive, noxious, flammable, corrosive or caustic matter including asbestos (whether, in each case, in solid, liquid or gaseous form) which is (alone or in combination) capable of causing significant harm to the Environment or harm to human health;

“Initial Consideration” means £92,750,000;

“Intellectual Property” means:

(a)

patents, registered and unregistered trade marks, rights in domain names, registered designs, unregistered rights in designs, copyright and database rights and, in each case, rights of a similar or corresponding character; and

(b)	applications for any of the rights referred to in paragraph (a);

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“MAC Claim Notice” has the meaning set out in clause 4.7(b) of this Agreement;

“MAC Expert” has the meaning set out in clause 4.6(b)(ii) of this Agreement;

“Management Agreements” means the Master Management Agreement, the Sanderson Management Agreement and the St Martin’s Lane Management Agreement;

“Master Management Agreement” means the master management agreement between the Target Company, as owner, and Royalton London LLC, as operator, for the management of hotels located in Europe as amended and restated on 16 February 2007;

“Material Adverse Change” has the meaning set out in clause 4.7(a) of this Agreement;

“New Management Agreements” means the New Sanderson Management Agreement and the New St Martin’s Lane Management Agreement;

“New Sanderson Management Agreement” means the hotel management agreement in the agreed form between the Operating Company, as owner, and Morgans Hotel Group U.K. Management Limited, as operator, for the management of a hotel known as the Sanderson, located in London;

“New St Martin’s Lane Management Agreement” means the hotel management agreement in the agreed form between the Operating Company, as owner, and Morgans Hotel Group U.K. Management Limited, as operator, for the management of a hotel known as St Martin’s Lane, located in London;

“Non-Tax Claim” means a Claim other than a Tax Claim;

“Operating Company” means Morgans Hotel Group London Limited, a company incorporated in England and Wales under registered number 03462675, further details about which are set out in part B of schedule 2;

“Permitted Encumbrance” means the Charge over Shares dated 15 July 2010 between the Target Company and Aareal Bank AG;

“Property” means the property or all or any of the properties details of which are set out in schedule 3 and includes part of a property and “Properties” shall be construed accordingly;

“Purchase Price” means the Initial Consideration plus the Estimated Working Capital, subject to any adjustment in accordance with clauses 3.2 and 3.5, to be paid on Completion in accordance with clauses 3.3 and 3.4;

“Referral Date” has the meaning set out in clause 4.6(b)(ii) of this Agreement;

“Relevant Time” means 24:00 (BST) at the end of the Completion Date;

“Sale Shares” means the 2,499,999 A ordinary shares of £1.00 each, the 2,499,999 B ordinary shares of £1.00 each and the 2 preferred ordinary shares of £1.00 each in the capital of the Target Company, comprising the entire allotted and issued share capital of the Target Company;

“Sanderson Management Agreement” means the property management agreement between the Operating Company, as owner, and Morgans Hotel Group U.K. Management Limited, as operator, for the management of a hotel known as the Sanderson located in London, dated 18 June 1998, as amended and restated on 16 February 2007;

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“Seller’s Confidential Information” means information in any form relating to a Seller’s Retained Group Company’s business, customers or financial or other affairs (including future plans and business development), but does not include information which:

(a)

is publicly known at Completion or which subsequently becomes publicly known (other than in either case as a result of a breach of the provisions of the Confidentiality Agreement or a Transaction Document by a Buyer’s Group Company). A compilation of otherwise public information in a form not publicly known is to be regarded as not publicly known; or

(b)

the Buyer can show was made known to it after the date of this Agreement by a person unconnected with a Seller’s Retained Group Company or the Target Group who was entitled to do so (and not in breach of an obligation of confidence) and who did not impose an obligation of confidence or restricted use;

“Seller’s Group” means with respect to each Seller, such Seller and any person which is from time to time a subsidiary undertaking of such Seller, a parent undertaking of such Seller and any other subsidiary undertaking of such parent undertaking (including the Target Group) and in relation to each Seller, “Seller’s Group Company” means any of them;

“Seller’s Retained Group” means the Seller’s Group other than the Target Group and “Seller’s Retained Group Company” means any of them;

“Sellers’ Solicitors” means Hogan Lovells International LLP of Atlantic House, Holborn Viaduct, London EC1A 2FG;

“Sellers’ Completion Warranty” means a statement set out in part B of schedule 7 and “Sellers’ Completion Warranties” means all of those statements;

“Sellers’ Signing Warranty” means a statement set out in part A of schedule 7 and “Sellers’ Signing Warranties” means all of those statements;

“Sellers’ Warranty” means a Sellers’ Completion Warranty or a Sellers’ Signing Warranty and “Sellers’ Warranties” means all those statements;

“Signing” means the signing of this Agreement by the parties;

St Martin’s Lane Management Agreement” means the property management agreement between the Operating Company, as owner, and Morgans Hotel Group U.K. Management Limited, as operator, for the management of a hotel known as St Martin’s Lane, located in London, dated 18 June 1998, as amended and restated on 16 February 2007;

“Swap Agreement” means the ISDA Master Agreement and schedule between Aareal Bank AG and the Operating Company, dated 15 July 2010;

“Target Company” means Morgans Hotel Group Europe Limited, a company incorporated in England and Wales under registered number 03203996, further details about which are set out in part A of schedule 2;

“Target Group” means the Target Company and the Operating Company;

“Target Group Company” means the Target Company or the Operating Company and “Target Group Companies” means both those companies;

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“Tax” means:

(a)

all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature (including, for the avoidance of doubt, National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and

(b)	all related fines, penalties, charges and interest;

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax;

“Tax Claim” means a claim by the Buyer in respect of a Tax Warranty or under the Tax Covenant;

“Tax Covenant” means the covenant set out in part A of schedule 10;

“Tax Warranty” means a statement set out in part B of schedule 10 and “Tax Warranties” means all of those statements;

“Third Party” is defined in clause 22.2;

“Title Deeds” means the documents relating to the Properties that are listed in the agreed form schedule of title deeds;

“Title Warranties” means the warranties set out in paragraphs 1, 2.3 and 2.4 of part A of schedule 7;

“Transaction” means a transaction that:

(a)	relates to or is entered into in connection with the sale by the Sellers and the purchase by the Buyer of the Sale Shares; and

(b)	is expressly contemplated in a Transaction Document,

and “Transactions” means all those transactions; and

“Transaction Document” means:

(a)	this Agreement;

(b)	the Disclosure Letter;

(c)	New Management Agreements; and

(d)

each document that a Seller’s Group Company or a Buyer’s Group Company is to enter into after the date of this Agreement under the terms of an agreement or document referred to in paragraphs (a), (b) or (c), and “Transaction Documents” means all those agreements and documents.

1.2	In this Agreement:

(a)	a reference to a clause, paragraph or schedule is, unless stated otherwise, a reference to a clause or paragraph of, or schedule to, this Agreement;

(b)

a reference in a schedule to a paragraph is, unless otherwise stated, a reference to a paragraph in that schedule or, where that schedule is split into parts, a reference to a paragraph in that part of that schedule;

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(c)

a reference to any statute or statutory provision is a reference to that statute or statutory provision as re-enacted, amended or extended before the date of this Agreement and includes reference to any subordinate legislation (as re-enacted, amended or extended) made under it before the date of this Agreement;

(d)

a reference to a “person” includes any individual, company, corporation, firm, partnership, joint venture, association, state, state agency, institution or trust (whether or not having a separate legal personality);

(e)

a reference to a document being in the “agreed form” is a reference to a document in the form and terms approved and, for the purposes of identification only, initialled, by or on behalf of each party on or before the date of this Agreement with any alterations that are agreed in writing by or on behalf of each party at any time before Completion or, if not agreed before the date of this Agreement, the form and terms of which are agreed between each party on or before Completion;

(f)	a reference to one gender is a reference to all or any genders;

(g)	a reference to a particular time of day is, unless stated otherwise, a reference to that time in London, England;

(h)

a reference to a person’s “Group” is, unless otherwise stated, a reference to that person, its subsidiary undertakings, its parent undertakings and any other subsidiary undertakings of its parent undertakings;

(i)	a reference to “including” or “includes” does not limit the scope of the meaning of the words preceding it;

(j)	the expressions “subsidiary undertaking” and “parent undertaking” have the meanings given to them by the Companies Act 2006;

(k)	the expression “connected” with reference to a person or group of persons has the meaning given to it in sections 1122 and 1123 of the Corporation Tax Act 2010.

1.3

In this Agreement, a reference in relation to any Intellectual Property, to “use” includes any act which would constitute an infringement if done without the permission of the owner of the Intellectual Property.

1.4	The schedules form part of this Agreement and a reference to “this Agreement” includes its schedules.

1.5	The headings in this Agreement do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1	In accordance with this Agreement:

(a)	each Seller agrees to sell the Sale Shares set opposite its name in column (2) of schedule 1 with full title guarantee; and

(b)	the Buyer agrees to buy the Sale Shares,

in each case, on and with effect from Completion, free from any Encumbrance and together with all rights attaching to the Sale Shares on or after Completion, including the right to receive all dividends or distributions declared, paid or made on or after Completion.

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2.2

Each of the Sellers irrevocably waives any right of pre-emption or other right or restriction on transfer in respect of any of the Sale Shares conferred on it (whether under the articles of association of the Target Company or otherwise).

3.	PURCHASE PRICE

3.1	Amount

The Purchase Price is the Initial Consideration plus the Estimated Working Capital, subject to adjustment in accordance with clauses 3.4 and 3.7.

3.2	Deposit

(a)

On Signing, the Buyer shall pay the Deposit into the account of the Sellers’ Solicitors by electronic transfer of funds for same day value to be held by the Sellers’ Solicitors as stakeholders pending Completion.

(b)

At Completion, subject to the provisions of clause 4, the Deposit and any interest received on the Deposit prior to Completion shall be deemed to be paid to the Sellers in part satisfaction of the Buyer’s obligation to pay the Initial Consideration.

3.3	Interest on Deposit

The Sellers will procure that the Sellers’ Solicitors place the Deposit on interest bearing deposit until the Completion Date. Any interest received on the Deposit prior to the Completion Date shall be for the benefit of the Buyer and shall be deducted from the amount paid by the Buyer to the Sellers on Completion in accordance with paragraph 2.2 of schedule 6.

3.4	Working Capital Adjustment

If the Completion Working Capital is:

(a)	less than the Estimated Working Capital:

(i)	the Purchase Price will be reduced by an amount equal to the shortfall; and

(ii)	each Seller must repay to the Buyer (in accordance with clause 3.3) their proportionate share (as provided in column (6) of schedule 1) of the amount equal to such shortfall; or

(b)	more than the Estimated Working Capital:

(i)	the Purchase Price will be increased by an amount equal to the excess; and

(ii)	the Buyer must pay to each Seller (in accordance with clause 3.3) their proportionate share (as provided in column (6) of schedule 1) of the amount equal to such excess; or

(c)	equal to the Estimated Working Capital, there will be no adjustment to the Purchase Price under this clause 3.4.

3.5	Payment of sums due under clause 3.4

Any payment due under clause 3.4 must be made in cash within five Business Days of the Final Completion Statement Date, by electronic transfer of funds for same day value to the bank account which the party or parties entitled to receive the payment directs in writing, at least 2 Business Days before payment is due to be made, to the party or parties due to make the payment.

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3.6	Payment method

The Buyer must pay the Initial Consideration plus the Estimated Working Capital in cash on Completion in accordance with the provisions of paragraph 2.2 of schedule 6.

3.7	Amounts paid by Sellers a deemed reduction in the Purchase Price

A payment made by a Seller to the Buyer in respect of a Claim will be treated as having reduced the Purchase Price receivable by that Seller by the amount of the payment but will not reduce the Purchase Price to below zero. This clause does not limit the amount that the Buyer may claim under this Agreement or the Tax Covenant.

3.8	Sellers’ Pre-Completion Conduct

Between Signing and Completion, each Seller must:

(a)	comply with schedule 5; and

(b)	ensure that each Target Group Company complies with schedule 5.

3.9	Guarantee

(a)	Guarantors’ obligations

In consideration of the Sellers entering into this Agreement, the Guarantors hereby irrevocably and unconditionally: (i) guarantees to the Buyer the punctual performance by the Seller for which it is the Guarantor of its payment obligations and the obligations set out in schedule 6 under this Agreement; and (ii) undertakes to the Buyer that whenever the Seller, for whom it is the Guarantor, does not pay any amount when due under or in connection with this Agreement (including where the Seller’s payment obligations are or become unenforceable or invalid), or comply with its obligations set out in schedule 6, that it shall immediately on demand pay that amount or procure the compliance with such obligations as set out in schedule 6 as if it were the principal obligor.

(b)	Continuing nature of guarantee

The guarantee contained in this clause 3.6 is a continuing guarantee and shall remain in force until all sums payable by the Seller, for whom it is the Guarantor, have been fully paid, regardless of any intermediate payment or discharge in whole or in part.

(c)	Waiver of defences

The obligations of each Guarantor shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to reduce, release or otherwise exonerate the Guarantor from its obligations or affect such obligations, including without limitation and whether or not known to the Guarantor or to the Buyer:

(i)	any variation of this Agreement or any time, indulgence, waiver or consent at any time given to the Sellers or any other person;

(ii)	any legal limitation, disability, incapacity or other circumstance relating to either Seller or any other person; or

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(iii)

any irregularity, unenforceability or invalidity of any obligations of the Seller, for whom it is the Guarantor, under this Agreement, or the dissolution, amalgamation, reconstruction or insolvency of that Seller.

4.	COMPLETION

4.1	Completion Date

Completion must take place on the earlier of the following dates (the “Completion Date”):

(a)

if, on or before 30 November 2011, the Operating Company has received confirmation from Aareal Bank AG, in a form reasonably satisfactory to the Operating Company (after consultation with the Buyer), to the effect that the whole of the amount of the loan owing to Aareal Bank AG under the Facility Agreement, together with accrued interest, can be voluntarily pre-paid by the Operating Company on Completion without payment of any Break Costs (as defined in the Facility Agreement) (excluding, for the avoidance of doubt, break costs in respect of the Swap Agreement or the termination thereof) and without incurring a pre-payment fee, or any other costs, in excess of 3% of the principal amount of the loan so pre-paid, then Completion shall take place on 30 November 2011, or such other date as is agreed in writing between the parties;

(b)

if the Operating Company has not received confirmation from Aareal Bank AG in the form referred to in clause 4.1(a) above by 11am (London time) on 30 November 2011, then Completion shall take place on 30 December 2011.

4.2	Time and place

Completion must take place on the Completion Date at the offices of the Sellers’ Solicitors or at another location agreed in writing between the Buyer and the Sellers.

4.3	Completion obligations

At Completion, each of the Sellers (save to the extent that compliance is waived by the Buyer in its absolute discretion) and the Buyer must comply with their respective obligations set out in schedule 6.

4.4

The Sellers’ Solicitors are irrevocably authorised by the Sellers to receive all cash amounts payable to the Sellers under this Agreement and the receipt by the Sellers’ Solicitors of any such cash amounts discharges the Buyer of its obligations with respect to the payment of that amount and the Buyer is not required to investigate the subsequent application of the cash.

4.5	Effect of Completion on Tax Covenant

At Completion, following compliance by the Buyer and each of the Sellers with their respective obligations set out in schedule 6, the Tax Covenant takes effect.

4.6	When a party is not obliged to complete

A party is not obliged to complete the sale and purchase of the Sale Shares:

(a)	unless the other party complies with all its obligations in schedule 6; and

(b)	unless the sale and purchase of all the Sale Shares is completed simultaneously; and

(c)	(in respect of the Buyer only) if there has been any Material Adverse Change (as defined in clause 4.7 below).

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4.7	Material Adverse Change

(a)

If between the date of this Agreement and the Completion Date (w) any Property is sold or otherwise disposed of or any legal or beneficial interest in any Property is disposed of by the Operating Company; (x) any of the Properties are destroyed; (y) any of the Properties are damaged, such that the whole of such Property cannot be operated at any capacity within one month of such damage; or (z) any fact, event or circumstance or series of related facts, events or circumstances that has a negative effect on the ownership, operation or value of the Target Group, in each case which has or is reasonably likely to have a total monetary impact exceeding £10,000,000, excluding, in any such case, any fact, event, or circumstance arising from:

(i)	changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions;

(ii)	changes in conditions generally affecting the industry in which the Operating Company operates;

(iii)	changes in laws, regulations or accounting practices;

(iv)	matters disclosed in the Disclosure Letter;

(v)	this transaction or the change in control resulting from this transaction; or

(vi)	changes in the operating performance of the Target Group other than as a result of fraud, wilful misconduct or gross negligence of the Target Group or any of its directors, officers or employees.

in each case a “Material Adverse Change”.

(b)	If the Buyer reasonably believes that a Material Adverse Change has occurred, the Buyer may give written notice to the Sellers (a “MAC Claim Notice”), following which:

(i)

within two Business Days after the date of service of the MAC Claim Notice, the Buyer and the Sellers shall meet in good faith and use reasonable endeavours to resolve whether a Material Adverse Change has occurred;

(ii)

if the Buyer and the Sellers fail to resolve whether a Material Adverse Change has occurred within ten Business Days of service of the MAC Claim Notice (the “Referral Date”), the dispute shall be referred to an independent expert (the “MAC Expert”) to be appointed by the Buyer and Sellers to determine whether or not a Material Adverse Change has occurred (who shall be instructed to deliver his determination within 7 days of his appointment);

(iii)

if the Buyer and Sellers cannot agree on the identity of a MAC Expert within five Business Days of the Referral Date, on the request of either the Buyer or the Sellers the MAC Expert shall be appointed by the International Centre for Expertise of the International Chamber of Commerce (who shall be instructed to deliver his determination within 7 days of his appointment);

(iv)	the MAC Expert shall act as an expert and not as an arbitrator;

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(v)	the MAC Expert shall determine the procedure to be followed for the MAC Expert to make his decision;

(vi)	the MAC Expert shall be entitled to appoint advisers (including legal advisers) where necessary to assist him in making his decision;

(vii)

the Buyer and the Sellers shall each provide the MAC Expert with all information which the MAC Expert reasonably requires to make his decision and shall comply fully with any reasonable requests made by the MAC Expert;

(viii)	the Buyer and the Sellers shall each bear fifty percent (50%) of the fees of the MAC Expert unless the MAC Expert determines otherwise; and

(ix)	in the absence of fraud, manifest error, or bias, the MAC Expert’s decision shall be final and binding on the Buyer and the Sellers.

4.8	Buyer’s and Sellers’ rights when entitled not to complete

(a)

If a party, which for the purpose of this clause 4.8 means the Sellers or the Buyer, (“defaulting party”) fails to comply with any of its obligations in schedule 6, the other party may, by notice to the defaulting party:

(i)

elect to proceed to Completion so far as reasonably practicable and set another date on which the defaulting party must comply with those obligations which it has failed to comply with on the Completion Date; or

(ii)	postpone Completion to a Business Day not more than five Business Days after the Completion Date; or

(iii)	terminate this Agreement by giving notice of termination to the defaulting party with immediate effect, in which case clause 4.10 applies.

(b)

In the event that on or by the Completion Date, a MAC Claim Notice has been served by the Buyer pursuant to clause 4.7(b) and such Material Adverse Claim has not been resolved by the Buyer and the Sellers or by determination by the MAC Expert:

(i)

the Completion Date shall be deferred to, and shall be the tenth (10th) Business Day following the date on which the Sellers and the Buyer either agree or the MAC Expert determines (in accordance with the provisions of clause 4.7(b) that a Material Adverse Change has not occurred; or

(ii)

if, subsequently, the Sellers and the Buyer either agree or the MAC Expert determines (in accordance with the provisions of clause 4.7(b)) that a Material Adverse Change has occurred, the Buyer may, by written notice given by it to the Sellers, terminate this Agreement and each party’s rights and obligations under this Agreement shall terminate at the time at which such notice is given save as set out in clauses 4.8, 9, 10 and 13 and the Sellers shall procure that the Deposit (together with any interest accrued thereon) is paid to the Buyer within three Business Days of receipt of such notice.

(c)

In the event that, prior to the Completion Date, the Sellers and the Buyer agree or the MAC Expert determines that a Material Adverse Change has occurred, the Buyer may, by written notice given by it to the Sellers prior to the Completion Date, terminate this Agreement and each party’s rights and obligations under this Agreement shall terminate at the time at which such notice is given save as set out in clauses 4.8, 9, 10 and 13 and the Sellers shall procure that the Deposit (together with any interest accrued thereon) is paid to the Buyer within three Business Days of receipt of such notice.

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4.9	Effect of postponement of Completion

If a party postpones Completion to another date in accordance with clause 4.8(a)(ii) or 4.8(b)(i) the provisions of this Agreement apply as if that other date is the Completion Date and references to the Completion Date will be construed as if they were references to that other date.

4.10 Effect of termination

If a party terminates this Agreement pursuant to clause 4.8(a)(iii):

(a)	the defaulting party must indemnify it on demand against:

(i)	each loss, liability and cost which it has incurred in connection with negotiating, preparing, signing or implementing a Transaction Document; and

(ii)	each cost which it incurs in enforcing its rights under clause 4.8(a)(i); and

(b)	each party’s further rights and obligations cease immediately on termination except that:

(i)	each party must continue to comply with clauses 9, 10 and 13 and each provision of this Agreement necessary for a party to enforce those clauses; and

(ii)

termination of this Agreement does not affect a party’s right to claim for a breach of the other party’s obligations in relation to this Agreement if that breach occurred before termination and each party must continue to comply with each provision of this Agreement necessary for a party to enforce such a right;

(c)	with regard to the Deposit:

(i)

if the defaulting party is the Buyer, then the Deposit, and any interest which has accrued thereon, shall be forfeited to the Sellers and the Sellers shall be entitled to keep the Deposit and deal with such funds as they sees fit; and

(ii)

if the defaulting party is a Seller, then the Sellers shall return the Deposit, and any interest which has accrued thereon, to the Buyer as soon as reasonably practicable following receipt of notice of termination in accordance with clause 4.8(c) and in any case within five Business Days of receipt of such notice.

4.11	Specific performance

If the Sellers fail to comply with their obligations under clause 4.3 and schedule 6 of this Agreement on the Completion Date, then the Sellers acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of the Agreement by the Sellers and accordingly the Buyer shall be entitled to the remedy of specific performance in addition to and without prejudice to any other remedies that it may have.

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5.	BUYER’S WARRANTIES

5.1	Buyer’s Warranties

The Buyer warrants to each of the Sellers that at the date of this Agreement and at Completion (other than in respect of the warranty in paragraph 2 of schedule 8) each Buyer’s Warranty is true and accurate.

5.2	Buyer’s Warranties are separate statements

Each Buyer’s Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Buyer’s Warranty or by any other provision of this Agreement.

6.	SELLERS’ WARRANTIES

6.1	Sellers’ Signing Warranties

The Sellers warrant to the Buyer that at the date of this Agreement each Sellers’ Signing Warranty is true and accurate. The Sellers Signing Warranties (other than the Title Warranties) are given by the Sellers jointly and severally and the Title Warranties are given by each Seller on an individual basis, severally, in respect of itself (and, where appropriate, its Sale Shares) only.

6.2	Sellers’ Completion Warranties

The Sellers warrant to the Buyer that, immediately before Completion, each Sellers’ Completion Warranty is true and accurate. The Sellers’ Completion Warranties (other than the Title Warranties) are given by the Sellers jointly and severally and the Title Warranties are given by each Seller on an individual basis, severally, in respect of itself (and, where appropriate, its Sale Shares) only.

6.3	Sellers’ Warranties and Sellers’ Completion Warranties are separate statements

Each Sellers’ Warranty and each Sellers’ Completion Warranty is a separate and independent statement and (except as expressly provided by this Agreement) is not limited or otherwise affected by any other Sellers’ Warranty or by any other provision of this Agreement.

6.4	Scope of Sellers’ Warranties

The only Sellers’ Warranties given:

(a)

in respect of Tax are those set out in part B of schedule 10 and none of the Sellers’ Warranties set out in schedule 7 is or will be interpreted as being a warranty, statement or representation relating to Tax;

(b)

in respect of Intellectual Property are those set out in paragraph 9 of part A of schedule 7 and none of the other Sellers’ Warranties is or will be interpreted as being a warranty, statement or representation relating to Intellectual Property;

(c)

in respect of freehold, leasehold or other real property are those set out in paragraph 12 of part A of schedule 7 and none of the other Sellers’ Warranties is or will be interpreted as being a warranty, statement or representation relating to freehold, leasehold or other real property;

(d)

in respect of environmental or health and safety matters are those set out in paragraph 15 of part A of schedule 7 and none of the other Sellers’ Warranties is or will be interpreted as being a warranty, statement or representation relating to environmental or health and safety matters;

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(e)

in respect of employment or consultancy matters (other than retirement benefit matters) are those set out in paragraph 16 of part A of schedule 7 and none of the other Sellers’ Warranties is or will be interpreted as being a warranty, statement or representation relating to employment or consultancy matters (other than retirement benefit matters); and

(f)

in respect of retirement benefit matters are those set out in paragraph 17 of part A of schedule 7 and none of the other Sellers’ Warranties is or will be interpreted as being a warranty, statement or representation relating to retirement benefit matters.

6.5	Sellers’ Warranties qualified by disclosure

The Buyer is not entitled to claim that a fact, matter or circumstance causes a Sellers’ Warranty to be untrue or inaccurate, if that fact, matter or circumstance is fairly disclosed in sufficient detail to enable the Buyer to reasonably assess the nature and scope of the matter, fact or circumstance disclosed and its impact on each Target Group Company in or by:

(i)	the Disclosure Letter;

(ii)	the documents that are annexed to the Disclosure Letter or are listed in the index of documents annexed to the Disclosure Letter;

(iii)	the Data Room Information; or

(iv)	the Certificates of Title.

6.6	Sellers’ Warranties

Other than with regard to the Sellers’ Warranties in paragraph 2 of part A of schedule 7, each Sellers’ Warranty which is expressed to be given in relation to the Target Company shall also be deemed to be given in relation to the Operating Company as if it had been repeated with respect to each such member naming it in place of the Operating Company throughout.

6.7	Seller’s knowledge

Where a Sellers’ Warranty is qualified by the expression “so far as the Sellers are aware” or “to the best of the Sellers’ knowledge, information or belief” or a similar expression, the Sellers shall be deemed to have knowledge only of matters, facts and circumstances within the actual knowledge of Richard Russo, Yoav Gery, David Smail, Justin Leonard or Jeffrey Quicksilver having made due enquiries of Anne Golden and Ralf Albus, and no such persons are required to make or is deemed to have made any other enquiry of any other person.

6.8	No claim against Target Group employees, directors etc

(a)

Each Seller agrees not to bring any claim which it may have against any Target Company or a present or former officer, director or employee of the Target Company, arising out of any information or advice provided (or omitted to be provided) by any such person on which such Seller relied when making a representation, giving a Sellers’ Warranty, preparing the Disclosure Letter or otherwise agreeing to the terms of a Transaction Document.

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(b)

The Buyer agrees not to bring any claim which it may have against (i) a Seller’s Retained Group Company (other than the Sellers); or (ii) a present or former officer, adviser, director or employee of a Seller’s Retained Group Company or the Target Group, arising out of any information or advice provided (or omitted to be provided) by any such person on which the Buyer relied when agreeing to the terms of a Transaction Document.

(c)	Clauses 6.7(a) and (b) do not apply to a claim against a person who is alleged to have acted fraudulently.

6.9	Sellers’ Guarantors Warranties

Each of the Sellers’ Guarantors severally warrants in respect of itself only to the Buyer that at the date of this Agreement and at Completion in terms of the Warranties set out in paragraph 1 of schedule 6 save that each reference to “Seller” shall be deemed to be a reference to the Walton Guarantor or the Royalton Guarantor as appropriate and each reference to “Transaction Documents” shall be deemed to be a reference to this Agreement only.

7.	LIMITATIONS ON SELLERS’ LIABILITY

The provisions of schedule 9 apply to impose limitations on the Sellers’ liability in respect of Claims as stated therein, provided that the limitations in paragraphs 2 and 3 of schedule 9 shall not apply to the Title Warranties.

8.	POST COMPLETION OBLIGATIONS

8.1	No use of Seller’s Group’s intellectual property etc

(a)	Other than in accordance with the terms of the New Management Agreements, no Buyer’s Group Company may at any time after Completion:

(i)	represent itself or permit itself to be held out as being in any way connected with a Seller’s Retained Group Company; or

(ii)

use, or interfere with the use by a Seller’s Retained Group Company or any of its licensees of, any name, mark or logo in which a Seller’s Retained Group Company is interested or use any confusingly similar name, mark or logo.

(b)	The Buyer shall make sure that:

(i)

within 30 days starting on the day after the Completion Date, other than as permitted by the terms of the New Management Agreements, each Target Group Company removes from any of its business materials (including signage, stationery, order forms and website) the names “Morgans”, “Morgans Hotel Group”, “a Morgans Hotel”, “the Sanderson” and “St Martin’s Lane” and any reference to any Target Group Company being part of the same Group as the relevant Seller; and

(ii)

within 10 days starting on the day after the Completion Date, each Target Group Company shall file with Companies House the shareholders special resolution and the relevant Companies House forms to change the name of the Target Group Company to a name that shall not include “Morgans”, “Morgans Hotel Group”, Morgans Hotel”, “the Sanderson”, or “St Martin’s Lane”.

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8.2	Buyer to provide Sellers with access to books and records

After Completion, the Buyer shall permit, and shall ensure that each Target Group Company permits upon reasonable prior notice and during normal working hours, the Sellers and their representatives to have reasonable access to, and to take copies of, the books, records and documents of each Target Group Company to the extent that:

(a)	they relate to the period prior to Completion; and

(b)	they are reasonably required by a Seller’s Retained Group Company to comply with any relevant law or regulations or in connection with its accounting obligations or Tax affairs.

8.3	Seller to provide Buyer with information relating to Target Company

After Completion, each Seller must permit, and must ensure that each of its other Seller’s Retained Group Company permits, upon reasonable prior notice and during normal working hours, the Buyer and its representatives to have reasonable access to, and to take copies of, the books, records and documents of any Target Group Company to the extent that such books, records and documents were retained by such Seller’s Retained Group Company and:

(a)	they relate to the period prior to Completion; and

(b)	they are reasonably required by the Buyer to comply with any relevant law or regulations or in connection with the Buyer accounting obligations or Tax affairs.

9.	CONFIDENTIALITY

9.1	Seller’s confidentiality obligations

After Completion, other than in accordance with the Management Agreements, each Seller must:

(a)	not disclose or use the Buyer’s Confidential Information unless it has first obtained the Buyer’s permission; and

(b)	ensure that no Seller’s Retained Group Company discloses or uses the Buyer’s Confidential Information unless it has first obtained the Buyer’s permission.

9.2	Buyer’s confidentiality obligations

After Completion, other than in accordance with the Management Agreements, the Buyer must:

(a)	not disclose or use the Sellers’ Confidential Information unless it has first obtained the relevant Seller’s permission; and

(b)	ensure that no Buyer’s Group Company discloses or uses the Sellers’ Confidential Information unless it has first obtained the relevant Seller’s permission.

9.3	Both parties’ confidentiality obligations

After the date of this Agreement, each party must:

(a)	not disclose information relating to the negotiation, existence or provisions of a Transaction Document unless:

(i)	it has first obtained the other parties’ permission; or

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(ii)	it is permitted under clause 9.4 or clause 10; and

(b)	ensure that no member of its Group discloses information relating to the negotiation, existence or provisions of a Transaction Document unless it has first obtained the other parties’ permission.

9.4	Permitted disclosures

Clauses 9.1, 9.2 and 9.3 do not apply to a disclosure or use of information if:

(a)	the disclosure or use is required by applicable law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body;

(b)	the disclosure or use is required by a rule of a stock exchange or listing authority on which the shares or other securities in a member of the disclosing person’s Group are listed or traded;

(c)

the disclosure is made to the directors, officers or senior employees of a member of the Buyer’s Group or either Seller’s Group, as the case may be, for the purpose of ensuring compliance with the terms of a Transaction Document;

(d)

the disclosure or use is required for the purpose of legal proceedings arising out of a Transaction Document or the disclosure is required to be made to a Tax Authority in connection with the Tax affairs of a member of the Buyer’s Group or either Seller’s Group, as the case may be;

(e)

the disclosure is made to a professional adviser of the disclosing person, in which case the disclosing person is responsible for ensuring that the professional adviser complies with the terms of clause 9 as if it were a party to this Agreement;

(f)

the disclosure is made to any general partner, limited partner, trustee, nominee of, manager of, or adviser to a party, or any parent or subsidiary undertaking of a party, or any investor or potential investor in any of them; or

(g)

the disclosure is made to any company or fund (including any unit trust, investment trust, limited partnership or general partnership) which is advised by, or the assets of which are managed (whether solely or jointly with others) from time to time by, a party or in respect of which a party is a general partner, or which is advised or managed by a party’s general partner, trustee, nominee, manager or adviser.

9.5	Notification required before a permitted disclosure

The Buyer or the Sellers may only make a disclosure in the circumstances contemplated by clause 9.4(a) or (b) if, to the extent reasonably practicable before making the disclosure, it has notified the other parties of the disclosure.

9.6	Termination of Confidentiality Agreement

With effect from Completion:

(a)	the Confidentiality Agreement terminates; and

(b)

the Sellers each waive any right or claim that it may have against the Buyer (or any director, officer, employee or adviser of the Buyer) arising out of or in connection with the Confidentiality Agreement.

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10. ANNOUNCEMENTS

10.1 Permission of the other party generally required

Subject to clauses 10.2, 10.3 and 10.4, after Completion, each party must not:

(a)	make or send; or

(b)	permit another person to make or send on its behalf,

a public announcement or circular regarding the existence or the subject matter of a Transaction Document, unless it has first obtained the other parties’ permission, such permission not to be unreasonably withheld or delayed.

10.2	Circumstances in which permission of other party is not required

Clause 10.1 does not apply to an announcement or circular which is required by:

(a)	applicable law, a court of competent jurisdiction or a competent judicial, governmental, supervisory or regulatory body; or

(b)

a rule of a stock exchange or listing authority on which the shares or other securities of a Seller’s Retained Group Company or a Buyer’s Group Company are listed or traded provided that in respect of references to the Buyer in such announcement or circular, unless required by a rule of such stock exchange or listing authority, the only reference to the Buyer shall be limited to the identity of the Buyer.

10.3	Notification where permission of other party is not required

A party that is required to make or send an announcement or circular in the circumstances contemplated by clause 10.2(b) must, to the extent reasonably practicable before making or sending the announcement or circular, notify the other parties of the announcement or circular.

10.4	Agreed form announcement

Each party shall be permitted to make or send or to permit another person to make or send on its behalf the agreed form public announcement regarding its entry into and subject of the Transaction Documents.

11.	ASSIGNMENT PROHIBITED

11.1	General prohibition

Subject to clauses 11.2 and 11.3, the Buyer is not permitted to assign, charge or otherwise dispose of any of its rights or benefits under this Agreement or grant or create any third party interest in any of its rights under this Agreement (including holding an interest on trust for another) without the prior written permission of each of the Sellers.

11.2	Assignment within Buyer’s Group

The Buyer shall be entitled to assign or transfer the whole of (and not just part thereof) of its rights and obligations under this Agreement to any wholly owned member of the Buyer’s Group, provided that if such assignee or transferee ceases to be a wholly owned member of the Buyer’s Group the Buyer shall procure that prior to such assignee or transferee ceasing to be a wholly owned member of the Buyer’s Group the rights and obligations under this Agreement are reassigned or retransferred to the Buyer or another wholly owned member of the Buyer’s Group.

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11.3	Assignment to a provider of acquisition finance

The Buyer shall be entitled to assign or transfer (in whole or in part) its rights and obligations under this agreement to a party which (i) provides acquisition finance in respect of the Buyer’s acquisition hereunder or (ii) the lender under the Facility Agreement.

12.	NOTICES

12.1	Method of giving a notice or other communication

A notice, permission or other communication under or in connection with this Agreement must be:

(a)	in writing;

(b)	in English;

(c)	signed by or on behalf of the person giving it; and

(d)

delivered by hand (including by courier) or by fax to the relevant party to the contact, address and fax number set out in clause 12.3 (or if otherwise notified by the relevant person under clause 12.7 to such other contact, address or fax number as has been so notified).

12.2	Notice not properly given unless copy also given

In the case of notices only, a copy of any notice sent to a party under or in connection with this Agreement must be delivered by hand or by fax to the person (“copy recipient”) indicated in clause 12.3, to the contact, address and fax number set out in clause 12.3 (or if otherwise notified by the relevant person under clause 12.7 to such other copy recipient or such other contact, address or fax number as has been so notified). A notice given to a party is not duly given until both the notice and the copy is given in accordance with clause 12.

12.3	Addresses

The contact, address and fax number for each party and copy recipient is (unless otherwise notified under clause 12.7):

(a)	in the case of the Sellers as follows:

Royalton Europe

Address:	C/O Morgans Group LLC

475 Tenth Avenue

New York

NY 10018

USA

Attention:	General Counsel,

with, in the case of notices only, a copy to the Sellers’ Solicitors, as follows:

Address:	Hogan Lovells International LLP

Atlantic House

Holborn Viaduct

London EC1A 2FG

Fax:	+44 20 7296 2001

Attention:	Nigel Read.

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Walton MG London

Address:	900 North Michigan Avenue

Suite 1900

Chicago

Illinois 60611

USA

Fax:	+1 312 915 2881

Attention:	Justin Leonard,

with, in the case of notices only, a copy to the Sellers’ Solicitors, as follows:

Address:	Hogan Lovells International LLP

Atlantic House

Holborn Viaduct

London EC1A 2FG

Fax:	+44 20 7296 2001

Attention:	Nigel Read; and

(b)	in the case of the Buyer, as follows:

Address:	Al Mirqab Holding

Al Wajba Palace

Dukhan Road

P.O. Box 4044

Doha

Qatar

Fax:	+974 44816106

Attention:	Fady Bakhos,

with, in the case of notices only, a copy to the Buyer’s Solicitors, as follows:

Address:	Lawrence Graham LLP

4 More London Riverside

London SE1 2AU

Fax:	+44 (0)20 7379 6854

Attention:	Mike Lacey.

(c)	In the case of the Sellers Guarantors as follows:

Walton Guarantor

Address:	900 North Michigan Avenue

Suite 1900

Chicago

Illinois 60611

USA

Fax:	+1 312 915 2881

Attention:	Justin Leonard,

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with, in the case of notices only, a copy to the Sellers’ Solicitors, as follows:

Address:	Hogan Lovells International LLP

Atlantic House

Holborn Viaduct

London EC1A 2FG

Fax:	+44 20 7296 2001

Attention:	Nigel Read; and

Royalton Guarantor

Address:	C/O Morgans Group LLC

475 Tenth Avenue

New York

NY 10018

USA

Attention:	General Counsel,

with, in the case of notices only, a copy to the Sellers’ Solicitors, as follows:

Address:	Hogan Lovells International LLP

Atlantic House

Holborn Viaduct

London EC1A 2FG

Fax:	+44 20 7296 2001

Attention:	Nigel Read.

12.4	Time that notice or communication is deemed given

Unless there is evidence that it was received earlier, and except as set out in the final sentence of clause 12.2, a notice or other communication that complies with clause 12.1 and 12.2 is deemed given:

(a)	if delivered by hand, at the time of delivery, except as provided in clause 12.5;

(b)	if sent by fax, at the time of its transmission, except as provided in clause 12.5.

12.5	Effect of delivery by hand or fax after 6.00 pm or on a non-Business Day

(a)

If deemed delivery under clause 12.4 of a notice or other communication delivered by hand or sent by fax occurs before 9.00 am on a Business Day, the notice or other communication is deemed delivered at 9.00 am on that day.

(b)

If deemed delivery under clause 12.4 of a notice or other communication delivered by hand or sent by fax occurs after 6.00 pm on a Business Day or on a day which is not a Business Day, the notice or communication is deemed to have been given at 9.00 am on the next Business Day.

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12.6	Relevant time of day

In this clause, a reference to time is to local time in the country in which the recipient of the notice or communication is located.

12.7	Notification of change in notice details

A party may notify the other party of a change to any of the details for it or its copy recipient referred to in clause 12.3. The notice must comply with the terms of clause 12.1 and 12.2 and must state the date on which the change is to occur. That date must be on or after the fifth Business Day after the date on which the notice is delivered.

13.	COSTS

Except where this Agreement or another Transaction Document provides otherwise, each party must pay its own costs incurred in connection with the negotiation, preparation, execution and implementation of each Transaction Document.

14.	INTEREST ON LATE PAYMENT

If a party fails to pay an amount required to be paid under this Agreement when it is due (a “Due Amount”), that party must pay interest on the Due Amount from and including the due date for payment up to and including the date of actual payment at the rate per year of 4 per cent above the base lending rate from time to time of Barclays Bank plc. This rate applies to any period after a judgement as well as before a judgement. Interest accrues on a daily basis.

15.	VARIATION

A variation of this Agreement is valid against a party only if it is in writing and signed by such party or signed on its behalf by its authorised representative.

16.	WAIVER

Except in the circumstances set out in schedules 9 and 10, failure to exercise, or a delay in exercising, a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents the further exercise of the right or remedy or the exercise of another right or remedy. A waiver of a breach of this Agreement does not constitute a waiver of a subsequent or prior breach of this Agreement.

17.	RIGHTS AND REMEDIES ARE CUMULATIVE

The rights and remedies provided by this Agreement are cumulative and do not exclude any rights and remedies provided by law.

18.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts and any party may enter into this Agreement by executing any counterpart. A counterpart constitutes an original of this Agreement and all executed counterparts together have the same effect as if each party had executed the same document.

19.	EFFECT OF COMPLETION

Each obligation under this Agreement which has not been fully performed by Completion remains in force after Completion.

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20.	ENTIRE AGREEMENT

20.1	Entire agreement

The Transaction Documents together set out the entire agreement between the parties in respect of the Transactions and supersede any previous agreement or arrangement between the parties relating to the subject matter of the Transactions.

20.2	No reliance on a statement outside the Transaction Documents

The Buyer agrees and acknowledges that it has not relied on or been induced to enter into a Transaction Document by a warranty, statement, representation or undertaking which is not expressly included in a Transaction Document.

20.3	Buyer’s only remedy is damages for breach of contract under this Agreement

(a)

The Buyer has no claim or remedy in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of any Seller in connection with or relating to a Transaction which is not expressly included in a Transaction Document.

(b)

The only claim or remedy that is available to the Buyer in respect of a warranty, statement, misrepresentation (whether negligent or innocent) or undertaking made to it by or on behalf of any Seller is a claim for damages for breach of this Agreement and not termination, rescission, damages in tort, damages under statute or any other remedy.

20.4	Clause does not apply in the event of fraud

Nothing in this clause 20 limits or excludes liability arising as a result of fraud.

21. INVALIDITY

If a provision of this Agreement is found to be illegal, invalid or unenforceable, then to the extent it is illegal, invalid or unenforceable, that provision will be given no effect and will be treated as though it were not included in this Agreement, but the validity or enforceability of the remaining provisions of this Agreement will not be affected.

22.	THIRD PARTY RIGHTS

22.1	Exclusion of Contracts (Rights of Third Parties) Act 1999, subject to exceptions

Except as provided in clause 22.2, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce this Agreement.

22.2 Exceptions to exclusion of Contracts (Rights of Third Parties) Act 1999

The following persons (each a “Third Party”) may enforce the following terms of this Agreement subject to and in accordance with the terms of this Agreement and the Contracts (Rights of Third Parties) Act 1999:

(a)	any Target Group Company may in its own right enforce the obligations of each Seller contained in clause 6.7(a) and clause 9.1;

(b)	a present or former officer, director or employee of any Target Group Company may in its own right enforce each Seller’s undertaking contained in clause 6.7(a); and

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(c)	a Seller’s Group Company, other than a Seller may in its own right enforce the obligations of the Buyer contained in clause 6.7(b) and clause 9.2; and

(d)

a present or former officer, adviser, director or employee of a Seller’s Retained Group Company or any Target Group Company may in its own right enforce the Buyer’s undertaking contained in clause 6.7(b).

22.3	Buyer’s or Sellers’ permission required for enforcement

(a)

No Third Party may enforce any obligations of any Seller by virtue of the Contracts (Rights of Third Parties) Act 1999 and clause 22.2(a) or (b) without the prior written permission of the Buyer. The Buyer’s permission may, if given, be given on and subject to any terms and conditions that the Buyer wishes.

(b)

No Third Party may enforce any obligations of the Buyer by virtue of the Contracts (Rights of Third Parties) Act 1999 and clause 22.2(c) or (d) without the prior written permission of each of the Sellers. Each the Sellers’ permission may, if given, be given on and subject to any terms and conditions that the Seller wishes.

22.4	Assignment of rights under Contracts (Rights of Third Parties) Act 1999

No Third Party may, without the prior permission of the Buyer and each Seller, assign, charge or otherwise dispose of any of its rights under this Agreement or grant or create any third party interest in its rights under this Agreement (including holding an interest on trust for another).

23.	FURTHER REASSURANCE

Each party shall, at the reasonable request in writing of the others, do, execute, or arrange for the doing and executing of each necessary act, document and thing to give full effect to this Agreement and securing to it the full benefit of the right, powers and remedies conferred upon them in this Agreement.

24.	GOVERNING LAW

This Agreement, the jurisdiction clause contained in it, all the documents referred to in it which are not expressed to be governed by another law, and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement or any such documents are governed by, construed and take effect in accordance with English law.

25.	JURISDICTION

The courts of England have exclusive jurisdiction to settle any claim, dispute or matter of difference which may arise in any way whatsoever out of or in connection with this Agreement (including without limitation claims for set-off or counterclaim) or the legal relationships established by this Agreement (“Dispute”).

26.	SERVICE OF PROCESS

A document which starts or is otherwise required to be served in connection with any legal action or proceedings relating to a Dispute (“Process Document”) may be served in the same way as notices in accordance with clause 12. This clause 26 does not prevent a Process Document being served in another manner permitted by law.

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27.	APPOINTMENT OF AGENT FOR SERVICE

(a)	Each Seller and each of the Sellers’ Guarantors must at all times maintain an agent for service of process in England and Wales.

(b)	Royalton Europe and the Royalton Guarantor appoint Sisec Limited of 21 Holborn Viaduct, London EC1A 2DY, as its agent to accept service of any Process Document in England.

(c)	Walton MG London and the Walton Guarantor appoint Sisec Limited of 21 Holborn Viaduct, London EC1A 2DY, as its agent to accept service of any Process Document in England.

(d)	Any Process Document will be sufficiently served on any Seller or any Sellers’ Guarantor (as the case may be) if delivered to its agent at its address for the time being.

(e)

Any Seller, or any Sellers’ Guarantor must not revoke the authority of its agent. If a party’s agent ceases to be able to act as such or to have an address within the jurisdiction of the English courts, the Seller, or any Sellers’ Guarantor (as the case may be) must promptly appoint another agent (with an address for service within the jurisdiction of the English courts).

(f)	A party must notify each other party within 14 days of any change in the identity or address of its agent for service of process.

(g)	This clause 27 does not prevent a Process Document being served in another manner permitted by law.

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EXECUTED by the parties

Executed by	)
ROYALTON EUROPE HOLDINGS LLC	)
By: Morgans Group LLC, its managing member,	)
by Morgans Hotel Group Co., its managing member,	)
acting by:	)

/s/ Michael Gross
Name: Michael Gross
Title: Chief Executive Officer

Executed by	)
WALTON MG LONDON HOTELS INVESTORS V, L.L.C.	)
acting by: Ira J. Schulman	)

/s/ Ira Schulman
Authorised signatory

Executed by	)
WALTON STREET REAL ESTATE FUND V, L.P.	)
acting by: Ira J. Schulman	)

/s/ Ira Schulman
Authorised signatory

Executed by	)
MORGANS GROUP LLC	)
By: Morgans Hotel Group Co., its managing member,	)
acting by:	)

/s/ Michael Gross
Name: Michael Gross
Title: Chief Executive Officer

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Executed by	)
CAPITAL HILL HOTELS LIMITED	)
acting by: Fakirahmed Gulammonhiddin Kaldane	)

/s/ Fakirahmed Gulammonhiddin Kaldane
Director/Authorised signatory

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SCHEDULES

SCHEDULE 1

THE SELLERS

	September 30,	September 30,	September 30,	September 30,	September 30,
(1)	(2)	(3)	(4)	(5)	(6)
Seller	Sale Shares	Initial Consideration	Aggregate liability for all Claims (including Title Warranties and Tax Covenant)	Aggregate liability for Claims (excluding Title Warranties and Tax Covenant)	Proportionate share
Royalton Europe Holdings LLC	2,499,999 A Ordinary Shares	£46,374,999	£96,000,000	£17,500,000	50%
	1 Preferred Share	£1
Walton MG London Hotels Investors V, L.L.C.	2,499,999 B Ordinary Shares	£46,374,999	£96,000,000	£17,500,000	50%
	1 Preferred Share	£1

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SCHEDULE 2

TARGET GROUP

PART A

Corporate Details of Target Company

Morgans Hotel Group Europe Limited

Name of shareholder(s)	Royalton Europe Holdings LLC Walton MG London Hotels Investors V, L.L.C.

Registered number	03203996

Legal form	Private company, limited by shares

Date of incorporation	28 May 1996

Registered office	10 Norwich Street, London EC4A 1BD

Share capital	The Target Company’s articles of association limit the maximum amount of shares it may issue to, in aggregate, £5,000,000 divided into 2,499,999 A ordinary shares of £1.00 each, 2,499,999 B ordinary shares of £1.00 each and 2 preferred ordinary shares of £1.00 each.

Issued share capital (indicate to what extent it has been paid up)	The Target Company has allotted and issued 2,499,999 A ordinary shares of £1.00 each, 2,499,999 B ordinary shares of £1.00 each and 2 preferred ordinary shares of £1.00 each, fully paid.

Loan capital	None.

Accounting reference date	31 December

Directors	Michael Jonathan Gross Justin Lawrence Leonard Jeffrey Scott Quicksilver David Winston Smail

Company secretary	Bibi Rahima MS Ally

Auditors	BDO LLP, 55 Baker Street, London W1U 7EU

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PART B

Corporate Details of the Operating Company

Morgans Hotel Group London Limited

Name of shareholder(s)	Morgans Hotel Group Europe Limited

Registered number	03462675

Legal form	Private company, limited by shares

Date of incorporation	07 November 1997

Registered office	10 Norwich Street, London EC4A 1BD

Share capital	The Operating Company’s articles of association limit the maximum amount of shares it may issue to, in aggregate, £100 divided into 100 ordinary shares of £1.00 each.

Issued share capital (indicate to what extent it has been paid up)	The Operating Company has allotted and issued 25 ordinary shares of £1.00 each, fully paid.

Loan capital	None.

Accounting reference date	31 December

Directors	Michael Jonathan Gross Justin Lawrence Leonard Jeffrey Scott Quicksilver David Winston Smail

Company secretary	Bibi Rahima MS Ally

Auditors	BDO LLP, 55 Baker Street, London W1U 7EU

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SCHEDULE 3

THE PROPERTY

PART A

Freehold Property

Address/description	St Martin’s Lane Hotel, 42-49 St Martin’s Lane, 9A, 10 and 11 Hop Gardens, 12 to 19 Bedfordbury and 12-22 Mays Building, London WC2

Title Number and Class of Title	379553 Title absolute

Registered Proprietor	Morgans Hotel Group London Limited

Use	204 bed hotel and ancillary restaurant, conferencing and other areas (comprising two bars, car parking (44 spaces), office lobbies and a gym)

Occupational interests to which the Property is subject, including leases, tenancies, licences or related agreements.

1)     Lease of restaurant and bars dated 10 November 1999 between the Operating Company (1) and SC London Limited (2)

2)     Lease of transformer chamber dated 20 December 1999 between the Operating Company (1) and London Electricity plc (2)

3)     Lease of telecommunications equipment on roof dated 20 February 2003 between the Operating Company (1) and Vodafone Limited (2)

4)     Lease of gym dated 14 November 2007 between the Operating Company (1) and Sparring Partners Limited t/a Gymbox (2) and Richard Hilton (3)

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Part B

Leasehold Properties

Address/description	Sanderson Hotel, 49-57 Berners Street, London W1

Registered proprietor if a Registered Lease	Morgans Hotel Group London Limited

Title Number and Class of Title	NGL748048 Title absolute

Use	150 bed hotel and ancillary restaurant, conferencing and other areas (comprising a terrace, two bars, spa, gift shop, car parking (50 spaces), offices and lobbies)

Date of Lease/Licence	31 January 1997

Parties	Mrs P A Allsopp, M E R Allsopp, W P Harriman and A W K Merriam (1) and Burford (Covent Garden) Limited (2)

Current Tenant/Licensee and Guarantor (if any)	Morgans Hotel Group London Limited No guarantor

Term (including expiry date)	150 years from 1 January 1997 expiring on 31 December 2146

Options to break and renew	None

Current rent	£75,000 per annum

Next rent review date	24 June 2017

Occupational interests (including subleases, tenancies, licences or related agreements)

1)     Lease of restaurant, bars and kitchen dated 18 April 2000 between the Operating Company (1) and SC London Limited (2)

2)     Lease of Transformer Chamber dated 12 February 2001 between the Operating Company (1) and London Electricity plc (2)

3)     Lease of Transformer Chamber dated 21 March 2001 between the Operating Company (1) and London Electricity plc (2)

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Address/description	Second floor 11 Wells Mews London W1

Registered proprietor if a Registered Lease	Not applicable

Title Number and Class of Title	Not applicable

Use	Offices within Class B1 of the Schedule to the Town and Country Planning (Use Classes) Order 1987

Date of Lease/Licence	2 April 2007

Parties	Leavesdon Holdings Limited (1) Morgans Hotel Group London Limited (2)

Current Tenant/Licensee and Guarantor (if any)	Morgans Hotel Group London Limited No guarantor

Term (including expiry date)	5 years from 2 April 2007 expiring 1 April 2012

Options to break and renew	None

Current rent	£27,250.00 per annum

Next rent review date	Not applicable

Occupational interests (including subleases, tenancies, licences or related agreements)	Not applicable

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SCHEDULE 4

COMPLETION STATEMENT AND COMPLETION

Part A: General

1.	DEFINITIONS

In this schedule the following definitions apply:

“Accruals” means the monetary value of goods and services received by a Target Group Company before the Completion Date which have not been paid for by that Target Group Company as at the Relevant Time, including but not limited to, wages, salaries, vacation pay, severance or redundancy pay arising on terminations notified by any Target Group Company prior to the Relevant Time, accrued Tax, pension scheme contribution accruals as at the Relevant Time, and any amounts in respect of contractual bonuses for the period up to the Relevant Time, together with Tax in respect thereof which will be apportioned on a pro-rata basis. Accruals shall include, to the extent not paid pursuant to paragraphs 1.3(e) and (f) of schedule 6, (i) any pre-payment fee or other costs payable by the Operating Company on repayment of the facility provided by Aareal Bank AG under the Facility Agreement; (ii) termination fees charged and costs on the termination of the Swap Agreement with Aareal Bank AG; and (iii) accrued interest due and payable up to and including the Completion Date under the Facility Agreement;

“Accrued Income” means the monetary value of all goods and services provided by any Target Group Company before the Relevant Time for which revenue has not been received by that Target Group Company immediately prior to the Relevant Time;

“Buyer’s Accountants” means the accountants appointed by the Buyer prior to Completion;

“Cash” means the amount in GBP Sterling which is the aggregate of the following in relation to each Target Group Company:

(a)	all deposits with any bank as at the Relevant Time; plus

(b)	cleared cash balances with any bank as at the Relevant Time; plus

(c)

cash in transit as at the Relevant Time receivable by each Target Group Company and cheques received and paid into any bank account of each Target Group Company on or before the Relevant Time and, in each case, which clear after the Relevant Time; plus

(d)	petty cash/cash in hand as at the Relevant Time; plus

(e)	interest accrued to the Relevant Time; less

(f)

cash in transit as at the Relevant Time paid by each Target Group Company and cheques issued on or before the Relevant Time by each Target Group Company which are to be cleared through the bank accounts of each Target Group Company after the Relevant Time, in each case as shown in the cash book of each Target Group Company and, for the avoidance of doubt, any item falling within more than one of paragraphs (a) to (f) above shall only be included once in the calculation of Cash.

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Cash will include the add back of an amount equal to 50 per cent. of any pre-payment fee or any other costs in excess of £1,500,000 payable by the Operating Company on repayment of the facility provided by Aareal Bank AG under the Facility Agreement, up to a maximum of £750,000;

“Creditors” means the sum of all current liabilities of, or arising out of or attributable to the operations of, the Target Group Companies as at the Relevant Time including, without limitation, creditors, Accruals and Deferred Income, but excluding, for the avoidance of doubt, deferred Tax liabilities and Long Term Liabilities;

“Current Guest Accounts” means un-invoiced accounts of guests staying at any Property as at Completion who are booked to remain at that Property after Completion and un-invoiced or invoiced but unpaid accounts of corporate clients in respect of guests who have stayed at any Property prior to Completion;

“Debtors” means all the book and other debts (including credit card payments in process) owed to the Target Group and arising out of or attributable to the operations of, all of the Target Group Companies as at the Relevant Time including but not limited to Accrued Income, Prepayments, repayments of Tax and the right to receive payment for services rendered but not invoiced before Completion which shall include that portion of Current Guest Accounts relating to the period prior to Completion but, for the avoidance of doubt, not including deferred Tax assets;

“Deferred Income” means the aggregate of all payments received and unpaid invoices issued by the Target Group Companies before the Relevant Time to the extent that they relate to a service to be provided by any Target Group Company after the Relevant Time;

“Dispute Notice” has the meaning given in paragraph 3.3 of this schedule 4;

“Expert” has the meaning given in paragraph 6;

“Inter-Group Payables” means the aggregate of all indebtedness due at Completion from any Target Group Company to any Seller’s Retained Group Company including any trading debt or liabilities arising in the ordinary course owed by any Target Group Company to a Seller’s Retained Group Company as at close of business on the Completion Date;

“Inter-Group Receivables” means the aggregate of all indebtedness due at Completion from any Seller’s Retained Group Company to any Target Group Company, including any trading debt or liabilities arising in the ordinary course owed by any Seller’s Retained Group Company to any Target Group Company as at close of business on the Completion Date;

“Long Term Liabilities” means the aggregate of all indebtedness due at Completion from the Target Group Companies to third parties (other than the Seller’s Retained Group Companies) which is classified as long term liabilities in accordance with UK GAAP including any amounts owed pursuant to long term obligations to banks (including mortgages). For the avoidance of doubt, Long Term Liabilities shall include the amount (if any) equal to 50 per cent of any pre-payment fee or any other costs, in excess of £1,500,000, payable by the Operating Company (up to a maximum of £750,000) on the repayment of the facility provided by Aareal Bank AG under the Facility Agreement and shall also include any amounts payable to the Buyer in respect of any funds provided by the Buyer to repay the facility provided by Aareal Bank AG under the Facility Agreement at the Relevant Date;

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“Prepayments” means the aggregate of all prepayments made by the Target Group Companies before or on the Relevant Time which relate to a supply to any such company of goods and/or services the benefit of which is to be received after the Relevant Time;

“Sellers’ Accountants” means BDO LLP of 55 Baker Street, London W1U 7EU; and

“Stock” means all items (excluding any stock relating to the F&B Leases) which have prior to the date hereof been regarded as stock which are unused, owned beneficially by any Target Group Company and held at any Property at Completion;

“UK GAAP” means UK generally accepted accounting practices, including the requirements of the Companies Act 2006, Financial Reporting Standards, Statements of Standard Accounting Practice and Urgent Issues Task Force Abstracts in force at the Completion Date.

“Working Capital” means the sum, on an aggregated basis, representing the value of Stock, Debtors, Inter-Group Receivables and Cash less Creditors, Inter-Group Payables and Tax as at the Relevant Time as set out in the Final Completion Statement. For the avoidance of doubt, Working Capital shall exclude any bank indebtedness and any form of indebtedness due to the purchase of any fixed asset.

2.	BASIS OF PREPARATION OF THE COMPLETION STATEMENT

2.1

The Completion Statement will be in the form set out in part B of this schedule, prepared on the basis of the categorisations shown in the detailed working capital pro forma in part C of this schedule.

2.2	The Completion Statement will be drawn up in accordance with the bases that appear, and in the order shown below:

(a)	the specific accounting policies set out in part D of this schedule;

(b)

adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the Accounts, as there applied, including in relation to the exercise of accounting discretion and judgement;

(c)	to the extent not covered by paragraphs 2.2(a) and/or 2.2(b) above, in accordance with UK GAAP; and

(d)	as if the Completion Date were the end of an accounting period for Tax purposes.

For the avoidance of doubt paragraph 2.2(a) shall take precedence over paragraphs 2.2(b) and 2.2(c), and paragraph 2.2(b) shall take precedence over 2.2(c).

2.3	The Completion Statement will specify the Working Capital.

3.	PREPARATION OF THE COMPLETION STATEMENT

3.1

The Buyer must prepare, or must procure the preparation of, a draft Completion Statement for each Target Group Company and, in aggregate the Target Group, and must deliver it (in aggregate) (in accordance with clause 12 (Notices)) to the Sellers and the Sellers’ Accountants within 45 Business Days of the Completion Date.

3.2

The Sellers must procure that the Buyer and/or the Buyer’s Accountants are given such assistance and access to information as may be reasonably requested by the Buyer and/or the Buyer’s Accountants for the purposes of preparing the draft Completion Statement within the period referred to in paragraph 3.1.

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3.3

The Sellers will have 20 Business Days (starting on the first Business Day after delivery of the draft Completion Statement (“Objection Period”), to agree or dispute the draft Completion Statement. If the Sellers dispute the draft Completion Statement they must, within the Objection Period, serve on the Buyer a notice to that effect setting out, in reasonable detail, each area in dispute, the reasons why the treatment does not comply with the requirements of this Agreement, and quantifying, where possible, the adjustments that it considers should be made (“Dispute Notice”).

3.4

The Buyer must procure (to the extent it can do so, having made all reasonable efforts to do so) that the Sellers and/or the Sellers’ Accountants are given such assistance and access to information as may be reasonably requested by the Sellers and/or the Sellers’ Accountants for the purposes of determining, within the Objection Period, whether the draft Completion Statement has been properly prepared.

3.5

If the Sellers have not delivered a Dispute Notice to the Buyer during the Objection Period or if, before expiry of the Objection Period, the Sellers serves written notice on the Buyer that they agree the draft Completion Statement (an “Acceptance Notice”), the draft Completion Statement will be final and binding on the Buyer and the Sellers on the earlier of:

(a)	the expiry of the Objection Period; or

(b)	the date of delivery of the Acceptance Notice.

3.6

The costs of preparing the Completion Statement will be borne by the Buyer, and the Sellers will bear the costs of its review of it. Unless otherwise directed by the Expert under paragraph 4, each party will bear all other costs incurred by them in connection with this schedule.

3.7

If the Sellers serve a Dispute Notice, the Buyer and the Sellers must use their reasonable endeavours in conjunction with the Buyer’s Accountants and the Sellers’ Accountants to reach agreement as to the matter or matters in dispute within 20 Business Days of the date of delivery of such Dispute Notice (“Resolution Period”). All items other than those included in the Dispute Notice will be deemed to be agreed.

3.8

If, before the expiry of the Resolution Period, agreement is reached between the Buyer and the Sellers as to all matters in dispute, the Buyer must, within 5 Business Days of such agreement being reached, deliver or procure the delivery (in either case in accordance with clause 12 (Notices)) to the Sellers of a revised Completion Statement incorporating such adjustments as have been agreed. The revised Completion Statement will be final and binding on the Buyer and the Sellers from the date of its delivery to the Sellers.

4.	STOCK TAKE

4.1	The Buyer and the Sellers must procure that:

(a)	the Stock of each Target Group Company will be counted on the Completion Date;

(b)	the Stock count will be attended by representatives of the Sellers and the Buyer; and

(c)	an agreed Stock sheet (detailing Stock quantities but not values) will be signed by those representatives at the conclusion of the count.

4.2	Such stocktaking will consist of a physical check of the quantities, quality and condition of all such Stock in each Target Group Company’s ownership or control and an inspection of

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the books and records and any associated contractual documentation in respect of that Stock together with confirmation from any other persons having physical possession of such Stock of the extent, if any, of any encumbrance or interest claimed.

4.3	When such stocktaking has been completed, the Stock will be valued for the purpose of the Completion Statement in accordance with part A of schedule 4, paragraph 2.

5.	REFERENCE TO EXPERT

5.1	The Expert is a person appointed in accordance with this paragraph 5 to resolve a dispute arising under paragraph 3.

5.2

In respect of any matters included in the Dispute Notice on which no agreement is reached within the Resolution Period, such matters will be referred, on the application of either the Buyer or the Sellers to the Expert for determination.

5.3	The Buyer and the Sellers will agree on the appointment of an independent expert to act as the Expert.

5.4

If the Buyer and the Sellers are unable to agree on an Expert within 10 Business Days of either of them serving details of a suggested expert on the other, either the Buyer or the Sellers may request the president for the time being of the Institute of Chartered Accountants in England and Wales to appoint an accountant of repute and with relevant experience as the Expert.

5.5

The Buyer and the Sellers must co-operate with each other and must take all reasonable action as is necessary to ensure that the terms of appointment of the Expert will enable the Expert to give effect to and act in accordance with the provisions of this paragraph 5.

5.6

The Buyer and the Sellers are each entitled to make at least one written submission to the Expert and to reply once in writing to the other party’s submission and must provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

5.7

The Expert will prepare a written decision and give notice (including a copy) of the decision to the Buyer and the Sellers within a maximum of 2 months of the matter being referred to him (or such other period as the Buyer and the Seller may agree in writing with the Expert).

5.8

Within 5 Business Days of the Expert’s decision, the Buyer must deliver or procure the delivery (in either case in accordance with clause 12 (Notices)) to the Sellers of a revised Completion Statement incorporating such adjustments as have been determined by the Expert. The revised Completion Statement will be final and binding on the Buyer and the Sellers from the date of its delivery to the Sellers.

5.9

If the Expert is unable for whatever reason to act, or does not deliver the decision within the time required by paragraph 5.7 the Buyer and the Sellers will ensure that a replacement expert is appointed in accordance with the provisions of paragraph 5.4.

5.10	All matters under this paragraph 5 will be conducted, and the Expert’s decision will be written, in the English language.

5.11

To the extent not provided for by this paragraph 5, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

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5.12

The Buyer and the Sellers must, with reasonable promptness, supply all information and provide access to all documentation and personnel as each other may reasonably require to make a submission under this paragraph 5.

5.13	The Buyer and the Sellers will promptly take all such reasonable action which is necessary to give to give effect to the terms of this paragraph 5.

5.14

The Expert will act as an expert and not as an arbitrator. The Expert will determine any dispute arising in connection the provisions of paragraph 3, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him will be final and binding in the absence of manifest error (in which case the Expert’s written decision will be returned to the Expert for correction) or fraud.

5.15

The Buyer and the Sellers will bear their own costs in relation to the Expert. The Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) will be borne equally by the Buyer on the one hand, and the Sellers on the other, or in such other proportions as the Expert directs.

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Part B: Format of Completion Statement

	Morgans Hotel Group London Limited Balance Sheet (see Part C) £	Morgans Hotel Group Europe Limited Balance Sheet (see Part C) £	Combined Working Capital Statement £

Current Assets
Debtors
Stock
Inter-Group Receivables
Cash
Total A

Current Liabilities
Creditors
Inter-Group Payables
Provisions
Tax
Total B

Working Capital A-B

(Note: the line items within this pro forma should be obtained from the detailed working capital pro forma set out in part C of this schedule 4.)

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Part C: Detailed Working Capital Pro Forma

Morgans Hotel Group Europe Limited

September 30,
Description	Category
Intercompany debtors	Inter-Group Receivables
Cash	Cash

COMBINED Sanderson and St Martin’s Lane Balance Sheets for Morgans Hotel Group London Limited

Account Code	Description	Category
Assets
	Pre-payment fee or other costs payable by the Operating Company on repayment of the facility provided by Aareal Bank AG under the Facility Agreement	Creditors

Add back of 50 per cent. of any pre-payment fee or any other costs in excess of £1,500,000 payable by the Operating Company on repayment of the facility provided by Aareal Bank AG under the Facility Agreement, up to a maximum
	of £750,000	Cash

	Termination fees charged and costs on the termination of the Swap Agreement with Aareal Bank AG	Creditors

82100	Cash (House Funds)	Cash

82210	Operating Bank Account #1	Cash

82211	Operating Bank Account #2	Cash

82220	Payroll Bank Account #1	Cash

82230	Travel Agent Commission Bank A	Cash

82240	Other Bank Account #1	Cash

82250	Other Bank Account #2	Cash

82260	Other Bank Account #3	Cash

82261	Other Bank Account #4	Cash

82262	Other Bank Account #5	Cash

82270	Other Bank Account #9	Cash

82280	Other Bank Account #14	Cash

82290	Other Bank Account #19	Cash

82310	Clearing Account #1	Cash

82315	Clearing Account #2	Cash

82320	Clearing Account #3	Cash

82330	Clearing Account #4	Cash

82340	Clearing Account #5	Cash

82350	Clearing Account #6	Cash

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Account Code	Description	Category
82360	Clearing Account #8	Cash

82370	Clearing Account #9	Cash

82380	Clearing Account #10	Cash

82390	Clearing Account #11	Cash

82399	Clearing Account #13	Cash

82400	Clearing Account #14	Cash

82410	Clearing Account #17	Cash

82430	Clearing Account #21	Cash

82440	Clearing Account #22	Cash

82450	Clearing Account #24	Cash

82460	Clearing Account #25	Cash

82480	Clearing Account #27	Cash

82490	Clearing Account #28	Cash

83110	City Ledger	Debtor

83120	Guest Ledger	Debtor

83130	American Express	Debtor

83140	Diners Club	Debtor

83150	Discover	Debtor

83160	Jcb	Debtor

83170	Visa/Mastercard	Debtor

83175	Other Credit Card	Debtor

83180	Returned Cheques / Credit Card	Debtor

83182	Suspense/Pending/Transit Check /Cc	Debtor

83190	A/R - Intercompany #2	Inter-Group Receivables

83191	A/R - Intracompany #1	Debtor

83200	Wage Advances	Debtor

83210	Travel Advances	Debtor

83215	Flex Benefit	Debtor

83220	Employee Advances	Debtor

83225	Staff Purchase	Debtor

83230	Child Care Vouchers	Debtor

83400	A/R Other #1	Debtor

83450	A/R Other #2	Debtor

83500	A/R Other #3	Debtor

83600	VAT - INPUT TAX @ 17.5%	Tax

83650	Vat - Input Tax @ 20%	Tax

83700	Allowance For Bad Debts	Debtor

83900	Ar Other #7	Debtor

84001	Inventory Food	Stock

84003	Guest Supplies Inventory	Stock

84005	Inventory Beverage	Stock

84010	Inventory Guest Supply	Stock

84015	Inventory Cleaning Supply	Stock

84016	Spa Professional	Stock

84017	Spa Retail	Stock

84020	Inventory -Minibar Food	Stock

84021	Inventory -Minibar Beverage	Stock

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Account Code	Description	Category
84022	Inventory -Minibar Merchandise	Stock

84023	Inventory -Minibar Agua	Stock

84025	Inventory China	Stock

84030	Inventory Glass - Rooms	Stock

84045	Inventory Linen - Rooms	Stock

84050	Inventory Linen	Stock

84055	Inventory Uniforms	Stock

84100	Clothing Inventory Cost	Stock

84101	Clothing Inventory Retail	Stock

84102	Room Service Liquor	Stock

84103	Room Service Wine	Stock

84110	Jewelry Inv Loss	Stock

84111	Bqt Liquor	Stock

84112	Bqt Wine	Stock

84120	Gifts & Souvenir Inv Cost	Stock

84121	Gifts & Royalty Inv Retail	Stock

84122	Gifts & Souv Retail Clrg	Stock

84130	Accessories Inv Cost	Stock

84131	Accessories Inv Retail	Stock

84132	Accessories Inv Retl Clrg	Stock

84140	Tobacco Inv Cost	Stock

84141	Tobacco Inventory Retail	Stock

84142	Tobacco Invent Retail Cle	Stock

84150	Sundries Inventory Cost	Stock

84151	Sundries Inventory Retail	Stock

84152	Sundries Invent Retail Cl	Stock

84160	Periodicals/Books Inventory Co	Stock

84161	Periodicals/Books Inventory Re	Stock

84162	Periodicals/Books In.Retail Cl	Stock

84170	Videos Inventory	Stock

84180	MAGAZINES INVENTORY CO	Stock

84183	MAGAZINES INVENT MARKD	Stock

84190	BOOKS INVENTORY CO	Stock

85010	Prepaid Other	Debtor

85020	Prepaid Prop Insurance	Debtor

85030	Prepaid Real Estate Tax	Debtor

85500	Deposits	Debtor

85510	Deposits On Purchases	Debtor

85520	Deposits - Lease	Debtor

85530	Deposits Due/Security Dep	Debtor

85700	Suspense Account - Barter Agre	Debtor

86100	Land

86200	Building

86201	Building - Leased

86202	Building Improvement

86300	Construction In Progress

86400	Furniture & Fixtures

86410	Ff&E - Plant & Equipment

86420	Ff&E - Vehicles

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Account Code	Description	Category
86430	Ff&E - Operating Equipment

86440	Ff&E - Small Operating Equipme

86450	Ff&E - Systems

86460	Ff&E - Fixtures/Fittings

86470	Ff&E - Computer Hardware

86480	Ff&E - Computer Software

86490	Ff&E - Minibar / Safes

86500	Ff&E - Disposal

87200	Depreciation-Building

87250	Depreciation -Bldg Improvement

87300	Depreciation-Construction In P

87400	Depreciation-Ff&E

87410	Depreciation-Ff&E - Plant & Eq

87420	Depreciation-Ff&E - Vehicles

87430	Depreciation-Ff&E - Operating

87440	Depreciation-Ff&E - Small Oper

87450	Depreciation-Ff&E - Systems

87460	Depreciation-Ff&E - Fixtures/F

87470	Depreciation-Ff&E - Computer H

87480	Depreciation-Ff&E - Computer S

87490	Depreciation-Ff&E - Minibar /

87500	Depreciation-Ff&E - Disposal

88100	Accum Amort - Def Fin Ex

88200	Accum Amort - Startup Cos

89005	Other Deferred Costs

89050	Startup Costs

89100	Deferred Finance Interest Cap

89102	Ff&E Reserve

89110	Restricted Cash -Ff&E Reserve

89112	Restricted Cash -Other

89650	Working Capital Rec’Ble

Liabilities

91200	Banks & Others

91300	Financing #1

91310	Financing #2

91400	Loans #1

91410	Loans #2

92100	Accounts Payable Trade	Creditors

92200	Accounts Payable Other	Creditors

92210	A/P Intercompany Payable	Inter-Group Payables

92250	Control - Inventory Beverage

92281	Concession #1	Creditors

92282	Concession #2	Creditors

92283	Concession #3	Creditors

92284	Concession #4	Creditors

92285	Concession #5	Creditors

92286	Concession #6	Creditors

92287	Concession #7	Creditors

Hogan Lovells

Account Code	Description	Category
92288	Concession #8	Creditors

92290	Charitable Contributions	Creditors

92300	Management Fees	Creditors

92500	Payroll Tax Payable	Tax

92520	Income Tax Payable	Tax

92525	Social Security Tax Payable	Tax

92526	N.I. Er’S - Psa	Creditors

92527	National Insurance Employees	Creditors

92610	Vat Tax	Tax

92640	Vat On Deposit	Tax

92650	Vat Consolidated	Tax

92700	Group Personal Pension	Creditors

92710	Group Health Insurance	Creditors

92720	Group Life Insurance	Creditors

92725	Net Pay Control	Creditors

92730	Unclaimed Wages	Creditors

92735	Unclaimed Check	Creditors

92740	Unclaimed Property	Creditors

92741	State Sales Tax Payable	Tax

92743	VAT - OUTPUT TAX @ 17.5%	Tax

92746	Corporation Tax Provision	Tax

92748	Corporation Tax Provision F&B	Tax

92760	Advance Deposits	Creditors

92761	Wireless Internet Deposit	Creditors

92765	A/R Credit Balance Refund	Creditors

92770	Gift Certificates Unredeemed	Creditors

92775	Deferred Income Memberships	Creditors

92780	Deferred Income	Creditors

92810	Gratuity/Svc Chg #1	Creditors

92820	Gratuity/Svc Chg #2	Creditors

92830	Gratuity/Svc Chg #3	Creditors

92840	Gratuity/Svc Chg #4	Creditors

93010	Accrued Accounting Fees	Creditors

93015	Accrued Room Charge	Creditors

93020	Accrued Advertising Media	Creditors

93030	Accrued Audit Fees	Creditors

93050	Accrued Cc Commission	Creditors

93070	Accrued Construction Fee	Creditors

93080	Accrued Direct Mail	Creditors

93090	Accrued Electricity	Creditors

93100	Accrued Ff&E	Creditors

93110	Accrued Gas	Creditors

93120	Accrued Interest	Creditors

93140	Accrued Legal Fees	Creditors

93150	Accrued Miscellaneous	Creditors

93155	Accrued Other	Creditors

93160	Accrued Liability Claims	Creditors

93190	Accrued Incentive Bonus	Creditors

Hogan Lovells

Account Code	Description	Category
93192	Accrued N.I On Bonus	Creditors

93200	Accrued Payroll Taxes	Creditors

93210	Accrued Promotion General	Creditors

93230	Accrued Rooms Dept Exp	Creditors

93240	Accrued Salaries & Wages	Creditors

93260	Accrued Telephone	Creditors

93280	Accrued Vacation	Creditors

93900	Accrued Water & Sewage	Creditors

93950	Accrued Travel Agent Fee	Creditors

95120	Long Term Debt - Loan #3

95130	Long Term Debt - Loan #4

95700	Barter Payable

98010	Retained Earnings Prior Years

98014	Contributions From Owner

98017	Intra Company Cash Transfers

98051	Other Comprehensive INcome

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Part D: Accounting Policies to be adopted in the Final Completion Statement

1.	SPECIFIC ACCOUNTING POLICIES

1.1	In preparing the Completion Statement, no provision shall be made for contingent liabilities or for dilapidations.

1.2	In preparing the Completion Statement no account shall be taken of any information that only becomes available after the draft Completion Statement is delivered by the Buyer to the Sellers.

1.3

Save to the extent this Agreement expressly provides otherwise, the Final Completion Statement will exclude any effects of the change of control or ownership of the Target Group contemplated by this Agreement.

1.4	No item shall be included more than once in the Final Completion Statement and no level of materiality shall be applied.

1.5

The Final Completion Statement shall be prepared in GBP Sterling. Assets and liabilities in the Final Completion Statement denominated in a currency other than GBP Sterling shall be converted into GBP Sterling at the mid-point recorded in the London Edition of the Financial Times published on the last Business Day immediately preceding Completion.

1.6

An amount equal to 50 per cent of any pre-payment fee, or any other costs, in excess of £1,500,000 payable by the Operating Company on the repayment of the facility provided by Aareal Bank AG under the Facility Agreement, shall be added back into the Working Capital up to a maximum of £750,000.

1.7

Working Capital shall not include any amounts payable to the Buyer in respect of any funds provided by the Buyer to repay the facility provided by Aareal Bank AG under the Facility Agreement at the Relevant Date.

2.	CURRENT LIABILITIES

2.1	Tax

All corporation tax payable and recoverable by the Target Group in respect of the period up to the Relevant Time.

2.2	Deferred Tax

No deferred Tax assets or liabilities shall be recognised in the Final Completion Statement.

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SCHEDULE 5

PRE-COMPLETION MATTERS

1.	CONTINUATION OF BUSINESS IN THE NORMAL COURSE

The business of the Target Group must be operated in all material respects in the normal and usual way, but subject to the restrictions on capital expenditure as set out in paragraph 2.1(g)(v) of this schedule 5.

2.	MATTERS REQUIRING BUYER’S PERMISSION

2.1	No Target Company may do or agree to do the following unless the Buyer gives its prior permission to the Sellers:

Ownership and control of Target Group Companies

(a)	modifying any rights attached to any shares in a Target Group Company;

(b)

creating, or issuing, or granting a right to acquire (either by transfer or subscription), shares in the capital of a Target Group Company, or issuing securities giving a right over any shares in the capital of a Target Group Company;

(c)

capitalising or repaying an amount standing to the credit of a reserve of a Target Group Company or redeeming or purchasing shares in the capital of a Target Group Company or otherwise reorganising the share capital of a Target Group Company;

(d)	admitting a person as a member of a Target Group Company or transferring, or approving the transfer of, shares in a Target Group Company;

(e)	creating an Encumbrance over any shares or uncalled capital of the Target Company;

Corporate actions of Target Group Companies

(f)	the members of a Target Group Company passing a shareholders’ resolution;

Financial matters

(g)	a Target Group Company:

(i)	declaring, paying or making a dividend or other distribution;

(ii)	giving a guarantee or indemnity in respect of a third party’s obligation or liability (other than a guarantee or indemnity in respect of another Target Group Company’s obligation or liability);

(iii)

borrowing money or accepting a financial facility (other than normal trade credit), or amending the terms on which a loan or other financial facility (other than normal trade credit) is made available to it;

(iv)	creating or issuing debt securities, or granting a right to acquire debt securities;

(v)

making a capital expenditure or capital commitment which individually exceeds £10,000, or which when added with every other capital expenditure or capital commitment made by the Target Company since the date of this Agreement means that total capital expenditure or capital commitments made by the Target Company between the date of this Agreement and Completion exceed £50,000;

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Assets

(h)	a Target Group Company:

(i)	acquiring shares or securities issued by another company other than a holding of three per cent or less; or

(ii)	selling or disposing of, or granting a right to acquire, an asset of a Target Group Company with a book value in excess of £35,000, other than stock in the normal and usual course of its business;

(iii)	other than in the normal operation of business, creating an Encumbrance over any asset of a Target Group Company;

Contracts

(i)	a Target Group Company:

(i)	entering into a contract, transaction or arrangement of a kind referred to in paragraphs 11.2(a) to (g) of part A of schedule 7; or

(ii)

terminating, or materially amending or varying, a contract, transaction or arrangement to which the Target Group Company is a party and which (before or after such an amendment or variation) is of a kind referred to in paragraphs 11.2(a) to (g) of part A of schedule 7;

Employment matters

(j)	appointing a person as a director of a Target Group Company;

(k)

employing, dismissing or changing the remuneration or terms of employment or engagement of a director or Key Employee of a Target Group Company, other than increases in remuneration in line with normal annual increases;

(l)	changing the material terms of the employment of the employees engaged by the Target Company or the Operating Company other than increases in remuneration in line with normal annual increases.

Disputes

(m)

a Target Group Company starting court or arbitration proceedings, except that a Target Group Company may, without the Buyer’s permission start routine civil proceedings for the recovery of trade debts that arise in the normal operation of its business.

Property

(n)	disposing of a Target Group Company’s interest in a Property or entering into any agreement to do so or entering into any agreement for lease of or licence to occupy any part of a Property.

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2.2	Relationship between paragraph 1 and paragraph 2.1 of this schedule

Paragraph 2.1 takes priority over paragraph 1 if there is a conflict between the provisions.

2.3	Permitted exceptions

Neither paragraph 1 nor paragraph 2 prevents or restricts the Sellers or the Target Company from:

(a)	completing or performing an obligation under a contract or arrangement entered into by a Seller’s Group Company before the date of this Agreement; or

(b)	taking or omitting to take any action:

(i)	at the Buyer’s request; or

(ii)	in order to comply with a legal or regulatory requirement or

(c)	taking any action required under this Agreement for the purposes of Completion.

3.	ACCESS TO TARGET COMPANY

The Sellers must ensure that the Buyer and its representatives and advisers are permitted access on reasonable prior notice during normal business hours to designated representatives of the Target Company and to the Properties.

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SCHEDULE 6

COMPLETION OBLIGATIONS

1.	SELLERS’ OBLIGATIONS

1.1	The Sellers must ensure that the following items are delivered to the Buyer:

(a)

instruments of transfer of all the Sale Shares properly executed by the Sellers in favour of the Buyer (or any other person that the Buyer nominates for the purpose) together with the share certificates relating to the Sale Shares;

(b)

the common seal (if any), certificate of incorporation, certificates of incorporation on change of name (if any) and statutory registers (written up to the date of Completion) and minutes books relating to each of the Target Group Companies;

(c)

written resignations (expressed to take effect from the end of the board meeting of each of the Target Group Companies referred to in paragraphs 1.2 and 1.3 of all the directors and the secretary of each of the Target Group Companies, resigning from their respective offices and employments, in each case executed as deeds in the agreed form;

(d)

irrevocable powers of attorney in the agreed form executed by each of the Sellers in favour of the Buyer to enable the Buyer to exercise all voting and other rights attaching to the Sale Shares pending registration of the transfers to the Buyer or its nominee;

(e)	evidence satisfactory to the Buyer of the capacity and authority of each person executing a document referred to in this schedule on behalf of any Seller;

(f)	the Title Deeds;

(g)	New Sanderson Management Agreement duly executed by Morgans Hotel Group UK Management Limited and the Operating Company;

(h)	New St. Martins Lane Management Agreement duly executed by Morgans Hotel Group UK Management Limited and the Operating Company;

(i)	deed of termination in the agreed form in respect of each of the Management Agreements duly executed by the parties thereto;

(j)	F&B Lease Regularisation Agreement, duly executed by SC London Limited and the Operating Company;

(k)	Evidence of the transfer by the Target Company of the entire issued share capital of Newco London City Limited to Morgans Hotel Group UK Management Limited;

(l)	the deed of termination in the agreed form in respect of the joint venture agreement made between the Sellers in respect of the Target Group Companies;

(m)

a deed of release in the agreed form in respect of (i) the Facility Agreement and any Permitted Encumbrances; and (ii) a deed of release in the agreed form and DS1 in the agreed form in respect of each security granted in connection with the Facility Agreement; and

(n)	written confirmation that all intragroup indebtedness, either between the Target Company and the Operating Company or either of them and the Sellers has been repaid, waived or cancelled.

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1.2	The Sellers shall ensure that a board meeting of the Target Company is properly convened and held at Completion, at which the board:

(a)	approves for registration the transfers of the Sale Shares (subject only to the transfers being duly stamped by and at the cost of the Buyer);

(b)	accepts the resignations of all the directors and the secretary of the Target Company, so that the resignations take effect from the end of the meeting;

(c)

appoints the persons nominated by the Buyer as directors and secretary of the Target Company with effect from the end of the meeting (within the maximum number, if any, permitted under the Target Company’s articles of association);

(d)	approves the change of the registered office of the Target Company to c/o Lawrence Graham LLP, 4 More London, London SE1 2AU; and

(e)	makes the changes to the signatories to the Target Company’s bank mandates as is required by the Buyer.

1.3	The Sellers shall ensure that a board meeting of the Operating Company is properly convened and held at Completion, at which the board of the Operating Company:

(a)	accepts the resignations of all directors and the secretary of the Operating Company, so that the resignations take effect from the end of the meeting;

(b)

appoints the persons nominated by the Buyer as directors and secretary of the Operating Company with effect from the end of the meeting (within the maximum number, if any, permitted under the Company’s articles of association);

(c)	approves the change of the registered office of the Operating Company to c/o Lawrence Graham LLP, 4 More London, London SE1 2AU;

(d)

makes the changes to the Operating Company’s bank mandates as is required by the Buyer (save for the accounts operated by the Operator (as defined therein)) pursuant to each of the New Management Agreements;

(e)

subject to receipt of funds in accordance with paragraph 2.2(a) of this schedule 6, agrees to and does repay the amount of the facility provided under the Facility Agreement together with any interest accrued in connection to it and any fees or other costs at repayment including any pre-payment fee or other costs associated with pre-payment; and

(f)	approves and pays any pre-payment fee or any other costs payable by the Operating Company and any fees and costs incurred in relation to the closing of the Swap Agreement

1.4

The Sellers shall use their reasonable endeavours to procure that warranties from the manufacturers and contractors in connection with the supply and installation of the air conditioning works carried out at the St Martin’s Lane Hotel (being one of the Properties) be delivered to the Buyer.

2.	BUYER’S OBLIGATIONS

2.1	On Completion, the Buyer must ensure that there is delivered to the Sellers:

(a)	evidence satisfactory to the Sellers of the capacity and authority of each person executing a document referred to in this schedule on the Buyer’s behalf; and

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(b)

evidence in a form satisfactory to the Sellers, acting reasonably, of the terms of the repayment of the facility provided by Aareal Bank AG pursuant to the Facility Agreement, including in particular the agreed position in respect of the early repayment fee, signed for and on behalf of Aareal Bank AG.

2.2	On Completion the Buyer must:

(a)

procure the Operating Company is put in funds by way of loan for £99,250,000, being the principal amount required to be repaid under the Facility Agreement (for the avoidance of doubt, any accrued interest on the principal amount, up to and including the Completion Date, prepayment fees, or costs, associated with closing the Swap Agreement shall be borne by the Operating Company and reflected in the Completion Statement); and

(b)

pay the amount of the Initial Consideration plus the Estimated Working Capital, less (i) the Deposit (to the extent paid in accordance with clause 3.2) and (ii) the amount of interest (if any) paid on the Deposit prior to the Completion Date, into the account of the Sellers’ Solicitors by electronic transfer of funds for same day value on account of the Purchase Price.

2.3

At Completion the Buyer shall to deliver either the non-disturbance agreement in the agreed form signed by Aareal Bank AG or, in the event that the facility provided by Aareal Bank AG is replaced by a facility provided by another lender at Completion, a non-disturbance agreement signed by such other mortgagee, trustee, lender, holder or ground lessor under a security agreement as the Buyer may obtain financing from in each case in satisfaction of the obligation to deliver a non-disturbance agreement under each of the New Management Agreements.

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SCHEDULE 7

SELLERS’ WARRANTIES

PART A—SELLERS’ SIGNING WARRANTIES

THE SELLER

1.	ENFORCEABILITY OF TRANSACTION DOCUMENTS

1.1	Capacity and authority

The Seller:

(a)	has the right, power and authority to enter into and perform its obligations under each Transaction Document to be entered into by it on or after the date of this Agreement; and

(b)	has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under each Transaction Document.

1.2	Binding obligation

Each Transaction Document entered into by the Seller on the date of this Agreement constitutes obligations binding on the Seller.

1.3	No approvals

No approval, waiver, registration, consultation or notification is required to be obtained or made by the Seller in connection with the execution, performance or enforceability of a Transaction Document entered into or to be entered into by the Seller.

1.4	No breach

Neither the execution (and in the case of a deed, delivery) by the Seller of a Transaction Document nor the performance by the Seller of any of its obligations under a Transaction Document will violate or conflict with:

(a)	a provision in the constitutional documents of the Seller;

(b)	a provision in an agreement or instrument which is binding on the Seller;

(c)	an order or judgement of a court, tribunal or governmental or regulatory body (of the United Kingdom or elsewhere) which is binding on the Seller; or

(d)	the laws of its country of incorporation.

1.5	Winding up, insolvency, etc

No resolution has been passed in relation to the Seller, and, so far as the Seller is aware, no:

(a)	step has been taken in relation to the Seller; or

(b)	legal proceedings have been started, or threatened, against the Seller,

for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

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CORPORATE AND CONSTITUTIONAL MATTERS AFFECTING THE TARGET GROUP

2.	SHARE CAPITAL AND CONSTITUTION OF THE TARGET GROUP

2.1	Due incorporation

Each Target Group Company is properly incorporated and validly existing under the laws of England.

2.2	Share capital

(a)	The Sale Shares comprise the whole of the allotted and issued share capital of the Target Company.

(b)	Each of the allotted and issued shares in the capital of the Operating Company is solely legally and beneficially owned by the Target Company.

(c)	Each of the allotted and issued shares in the capital of the Operating Company is fully paid or is credited as fully paid.

2.3	Seller is the sole legal and beneficial owner of the Sale Shares

(a)	the Sale Shares set opposite its name in column 2 of schedule 1 are fully paid or are credited as fully paid; and

(b)	it is the legal and beneficial owner of the Sale Shares set opposite its name in column 2 of schedule 1.

2.4	No Encumbrance

(a)	No person has an Encumbrance over any of the Sale Shares and no Seller’s Group Company has agreed to create an Encumbrance over any of the Sale Shares.

(b)

Except for the Permitted Encumbrance, no person has an Encumbrance over any of the allotted and issued shares of the Operating Company and no Seller’s Group Company has agreed to create an Encumbrance over any of the allotted and issued shares of the Operating Company or any future shares in the capital of any Target Group Company.

2.5	No other right over share capital

(a)	No person has the right to require the allotment, issue, transfer, conversion or redemption of any share or loan capital of any Target Group Company; and

(b)	No Seller’s Group Company has agreed to create any right of the kind mentioned in paragraph 2.5(a).

2.6	Constitutional documents

(a)	The copy of the articles of association of each Target Group Company that is annexed to the Disclosure Letter is up to date, true and complete.

(b)	All statutory books and registers of the Target Group Companies have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

(c)

All returns, particulars, resolutions and other documents that the Target Group Companies are required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

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2.7	The Target Group

Neither the Target Company nor the Operating Company:

(a)	has, outside its country of incorporation, any branch or permanent establishment; or

(b)	has allotted or issued any securities that are convertible into shares.

3.	OTHER INVESTMENTS AND ASSOCIATED BUSINESSES

3.1	No other shares or securities owned

The Target Company is not the legal or beneficial owner of any shares or securities issued by any person (whether incorporated in the United Kingdom or not) and is not obliged to acquire any shares or other securities in any person other than the Operating Company.

3.2	No joint ventures, partnerships, etc

The Target Company is not and has not agreed to become a member of a joint venture, consortium, partnership or other unincorporated association.

4.	WINDING-UP, INSOLVENCY, ETC.

No resolution has been passed in relation to the Target Company, and, so far as the Seller is aware, no:

(a)	step has been taken in relation to the Target Company; or

(b)	legal proceedings have been started, or threatened, against the Target Company,

for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

5.	LICENCES AND CONSENTS

(a)

The Target Group Companies have all operating licences, operating consents, operating permits and operating authorities (including but not limited to liquor licences) necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are valid and subsisting.

(b)	So far as each Seller is aware, there is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

FINANCIAL MATTERS

6.	ACCOUNTS

6.1	True and fair view

As at the Balance Sheet Date, the Accounts give a true and fair view of the consolidated financial position and state of affairs of the Target Group and of its consolidated profits (or losses) for the period to which they relate and of the financial position and the state of affairs of each Target Group Company.

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6.2	Compliance with UK GAAP

The Accounts have been prepared in accordance with accounting principles, standards and practices generally accepted in the United Kingdom as at the Balance Sheet Date and in compliance with statutes and regulations applicable as at the Balance Sheet Date.

6.3	Accounts prepared on a consistent basis

Except:

(a)	where the Accounts expressly state otherwise; or

(b)	where changes were required in order to conform to changes in accounting principles, standards and practices generally accepted in the United Kingdom that came into effect during the relevant period, the bases and policies adopted for the purpose of preparing the Accounts were the same as those adopted in preparing the corresponding audited financial statements for the preceding two financial years.

6.4	Management Accounts

In this paragraph 6, “Management Accounts” means the unaudited balance sheets and the unaudited consolidated profit and loss accounts of each of the Target Group Companies for the period of 5 months ended 31 May 2011 a copy of which are attached to the Disclosure Letter.

The Management Accounts have been prepared on a basis consistent with that employed in preparing the Accounts and fairly represent the income and expenditure of the each of the Target Group Companies as at and to the date for which they have been prepared.

6.5	Financial and other records

All financial and other records of the Target Group Companies:

(a)	have been properly prepared and maintained;

(b)	constitute an accurate record of all matters required by law to appear in them;

(c)	do not contain any material inaccuracies or discrepancies; and

(d)	are in the possession of the company to which they relate.

7.	BUSINESS SINCE THE BALANCE SHEET DATE

7.1	Changes since Balance Sheet Date

Since the Balance Sheet Date:

(a)	the Target Company has operated its business in the ordinary course and so as to maintain it as a going concern;

(b)	the Target Company has not made any capital expenditure or entered into any commitments involving capital expenditure exceeding £100,000 in aggregate;

(c)

except in the ordinary course of business, the Target Company has not assumed or incurred, or agreed to assume or incur, a liability or obligation (including a contingent liability) which involves or is likely to involve expenditure in excess of £35,000;

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(d)	no dividend or distribution has been declared, paid or made by the Target Company except as specifically disclosed in the Accounts;

(e)	the Target Company has not:

(i)	issued, or agreed to issue, any share or loan capital; or

(ii)	repaid, or become liable to repay (wholly or partly) any loan capital or preference capital;

(f)	no resolution of the Target Company’s members has been passed, except for a resolution representing the ordinary business of an annual general meeting;

(g)

the Target Company has not repaid any indebtedness in the nature of bank finance in advance of the due date for its repayment, except as required under the terms on which any such debt financing was made available.

8.	FINANCING AND INDEBTEDNESS

8.1	Indebtedness of the Target Company

The Target Company does not have any outstanding borrowing or indebtedness in the nature of borrowing, and has not agreed to create or incur any borrowing or indebtedness of that nature in the future, in each case other than:

(a)	trade debts incurred in the ordinary course of the Target Company’s business; or

(b)	indebtedness in the nature of bank finance or capital leases.

8.2	Financial facilities made available by the Target Company

The Target Company has not provided a loan or other financial facility to a third party or either of the Sellers or any member of either Seller’s Group which remains outstanding as at the date of this Agreement or has agreed to provide a loan or financial facility of that kind in the future, in each case other than trade credit arising in the normal course of business.

8.3	No guarantees, indemnities, etc provided by Target Company

The Target Company is not liable under a guarantee, indemnity or under another agreement or arrangement to incur a financial or other obligation arising by reference to another person’s obligation or liability (other than an obligation or liability of a Seller’s Group Company).

8.4	No discounting or factoring of book debts

The Target Company has not discounted or factored any of its debts.

Assets

9.	OWNERSHIP OF ASSETS OF TARGET COMPANY

9.1	Exclusions from title warranties

The warranty contained in paragraph 9.2 does not apply to:

(a)	stock that the Target Company has sold or will sell in the ordinary course of its business;

(b)	a receivable arising in the ordinary course of the Target Company’s business; or

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(c)	an asset which is subject to a lease, hire, rent or hire purchase agreement.

9.2	Ownership of assets of the Target Group

(a)	Each asset which is material to the conduct of the Target Group’s usual business is:

(i)	legally and beneficially owned by the relevant Target Group Company;

(ii)	where capable of possession, in the possession or under the control of the relevant Target Group Company; and

(iii)	free from all Encumbrances other than any lien or retention arrangement arising in the ordinary course of the relevant Target Group Company’s business;

(b)

Save for leased or rented items specified in the Disclosure Letter, all assets contained in the Properties and used in the ordinary course of Target Group’s usual business at each of the Properties are, at Completion and other than such items belonging to guests or lessees, legally and beneficially owned by the relevant Target Group Company.

9.3	No obligation to dispose of Target Company assets

The Target Company is not obliged to dispose of a right or an interest in an asset which is material to the operation of its business.

9.4	Assets which are subject to a lease, hire, rent or hire purchase agreement

A list of all material assets used by the Target Company, but not owned by it is included in the Disclosure Letter.

10.	INTELLECTUAL PROPERTY

10.1	No infringement by Target Company

So far as each Seller is aware, the carrying on of the business of the Target Company in the 24 months ending on the date of this Agreement does not constitute a material infringement of any Intellectual Property of another person.

10.2	No claims against Target Company or by the Target Company

So far as each Seller is aware, there is no existing, pending or threatened claim against the Target Company in respect of infringement of the Intellectual Property of another person or by the Target Company against another person in respect of infringement of the Intellectual Property of the Target Company or the Operating Company.

TRADING AND COMMERCIAL ARRANGEMENTS

11.	CONTRACTS

11.1	Disclosure of material contracts

The Sellers have disclosed to the Buyer in the Disclosure Letter the material terms of all outstanding agreements or binding arrangements to which the Target Company is party and which fall within any of the categories described in paragraph 11.2 (a) to (g) below

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11.2	No material contracts other than those disclosed

Except for those agreements and arrangements which have been disclosed in the manner described in paragraph 11.1, the Target Company is not party to an agreement or binding arrangement:

(a)	which has been entered into by the Target Company other than in the ordinary course of its business; and

(b)	which requires or which is likely to require payment or expenditure by the Target Company of more than £35,000 in a 12 month period; and

(c)	which will, or is likely to, continue for more than 12 months after the date of this Agreement and:

(i)	cannot be terminated at all by the Target Company in accordance with its terms without cause and without penalty; or

(ii)	can only be terminated by the Target Company in accordance with its terms without cause and without penalty if the Target Company gives more than six months’ notice; and

(d)	which relates to an agency, licensing, franchising or distributorship arrangement; and

(e)	which was not entered into by the Target Company as a bargain at arm’s length; and

(f)	which is likely to result in a loss to the Target Company which is not fully provided for in the Accounts; and

(g)

which restricts the Target Company’s right to conduct its business or compete freely with any other business, including a restriction on the geographic scope of its business or a restriction on the kind of business that it is entitled to carry on.

11.3	No outstanding tenders, bids, etc

There is no outstanding tender, bid, offer or other arrangement which, if accepted by another person, or if an order is made pursuant to it by another person, would result in the Target Company becoming bound by an agreement or other arrangement of the sort described in paragraphs 11.2 (a) to (g) above.

11.4	No contract terminable, etc

So far as each Seller is aware, no person that is party to an agreement to which the Target Company is also party and which is material to the business of the Target Company:

(a)	has claimed that an agreement of that kind is invalid; or

(b)	has claimed that it has the right to terminate (other than by way of notice without cause), repudiate or avoid an agreement of that kind.

12.	CUSTOMERS AND SUPPLIERS

12.1	For the purposes of this paragraph 12.1,

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(a)	“Major Customers” shall mean Deutsche Bank; Goldman Sachs; Nike; WPP; Microsoft; Credit Suisse; JP Morgan; Apple; PricewaterhouseCoopers; and British American Tobacco; and

(b)

“Major Suppliers” shall mean City of Westminster; Conditioned Environment Services LTD; EDF Energy Cust Field Services; Imperial Recruitment Agency; Pegasus Commission Processing; Orchid Human Resources Limited; McGill of Kensington; Metropol Security; Apex Lift and Escalator; and GazProm.

12.2

In the three month period preceding the date of this Agreement, no Target Group Company has received a written notice of termination from any Major Customer or any Major Supplier in respect of any agreement (excluding for the avoidance of doubt with regard to Major Customers the cancellation or rebooking of hotel rooms at the Properties).

12.3	As far as each Seller is aware, no representations or assurances were made to Amy Sacco in respect of Bungalow 8 which were not contained in the consultancy agreement.

13.	INSURANCE

13.1	Definitions

In this paragraph 12, “Insurance Policy” means a current insurance or indemnity policy in which the Target Company has an interest.

13.2	Details of policies disclosed

The Disclosure Letter contains details of each Insurance Policy.

13.3	Validity of policies

So far as each Seller is aware:

(a)	each Insurance Policy is in full force and effect;

(b)	the Target Company has not done or omitted to do anything which might:

(i)	make an Insurance Policy void, voidable or unenforceable; or

(ii)	entitle an insurer to decline to pay (wholly or partly) a claim made under an Insurance Policy.

13.4	Premiums

(a)	All premiums in connection with an Insurance Policy have been paid when due.

(b)	No insurer has notified the Target Company in writing that it intends or is contemplating increasing a premium for an Insurance Policy.

13.5	Claims

No claim made under an Insurance Policy exceeding £35,000 is outstanding, other than as disclosed in the Disclosure Letter. There are no outstanding claims in respect of the validity of, any Insurance Policies and, so far as the Sellers are aware, there are no circumstances likely to give rise to any claim in respect of the validity of any Insurance Policy.

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REAL ESTATE

14.	REAL ESTATE

14.1	Properties

The Properties comprise all of the land and premises owned, occupied or otherwise used by the Target Group Companies. Such of the Properties as are freehold are set out in schedule 3 part A and such of the Properties as are leasehold are set out in schedule 3 part B. The particulars of the Properties shown in schedule 3 are true, complete and correct;

14.2	No agreements in respect of land

The Target Group Companies have not entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed nor have any Target Group Companies any rights of ownership, right of use, option, right of first refusal or any other interest whatsoever in any land or buildings other than the Properties.

14.3	Previously-owned Property

In this paragraph 14 “Previously-owned Property” means any land and buildings that have at any time before the date of this agreement been owned (under whatever tenure) and/or occupied and/or used by the Target Group Companies but which are no longer owned occupied or used by the Target Group Companies.

None of the Target Group Companies has any actual or contingent liability in respect of Previously-owned Property.

None of the Target Group Companies has given any guarantee or indemnity for any liability relating to any land or buildings which are not the Properties.

14.4	Certificates of Title

So far as each Seller is aware, the information provided by the Operating Company to Macfarlanes LLP in connection with preparation of the Certificates of Title is true, complete and accurate in all material respects.

14.5	Wells Mews Warranties

For the purposes of this sub-clause, “Wells Mews” means the leasehold property known as Second Floor, 11 Wells Mews, London W1 more particularly described in Part B of Schedule 3.

(a)

The Target Group Companies are in possession and actual occupation of the whole of Wells Mews on an exclusive basis, and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any other third party, and the Target Group Companies have not granted, or agreed to grant, any right of occupation or enjoyment in respect of Wells Mews to any third party, SUBJECT, in each respect, to the rights of the tenant pursuant to the terms of the Wells Mews lease to share occupation with a member of the same group which the Target Group Companies have and may exercise from time to time.

(b)	The Seller has in its control copies of the following original title deeds and documents to Wells Mews (the “Wells Mews Deeds”) which are the only title deeds and documents to Wells Mews:

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(i)	lease dated 2 April 2007 between Leavesdon Holdings Limited (1) and Morgans Hotel Group London Limited (2) (“the Lease”);

(ii)	rent deposit deed dated 2 April 2007 between Leavesdon Holdings Limited (1) and Morgans Hotel Group London Limited (2);

(iii)	licence to carry out works dated 16 August 2007 between Leavesdon Holdings Limited (1) and Morgans Hotel Group London Limited (2);

(iv)

form of notice that section 24 to 28 of the Landlord and Tenant Act 1954 are not to apply to a business tenancy from Leavesdon Holdings Limited to Morgans Hotel Group London Limited dated 19 February 2007;

(v)	a consent to dealing in respect of title LN243794 from Kleinwort Benson (Channel Islands) Limited to HM Land Registry dated 27 February 2007; and

(vi)	Land Transaction Return Certificate (Number 0014449994) issue date 23 April 2007 in respect of Second Floor Mews, 11 Wells Mews, London, W1T 3HD.

(c)	The requisite SDLT return was filed following the grant of the Lease and no further SDLT return filing is required.

(d)	The unexpired residue of the term granted by the Lease is vested in the Operating Company and is valid and subsisting.

(e)

In relation to the Lease, the tenant has not received written notice from the landlord of any outstanding material breach of any covenants, restrictions, stipulations or other encumbrances set out in that lease and the tenant is not aware of any material breaches of any such matters save as may be apparent from inspection.

(f)	Wells Mews is free from:

(i)	any mortgage, debenture, charge (whether legal or equitable and whether fixed or floating), rent charge, lien or other right in the nature of security; and

(ii)	any agreement for sale, estate contract, option, right of pre-emption or right of first refusal given by the Operating Company, and there is no agreement or commitment to give or create any of them.

(g)

Wells Mews is not subject to the payment of any outgoings other than business rates, water and sewerage charges and utilities and there are no outstanding amounts due in relation to such outgoings as at the date of this Agreement.

(h)	So far as the Seller is aware there are no matters which although are not registered are capable of being registered as local land charges.

(i)

No formal notices, complaints or requirements have been received by the Operating Company from any competent authority exercising statutory or delegated powers in relation to Wells Mews or its current use which remains outstanding and the Operating Company is not aware of any matters which could lead to the service of such notices, complaints or requirements.

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(j)

No notice of dispute between the Operating Company, and the owner or occupier of any other premises adjacent to or neighbouring Wells Mews has been received by the Operating Company which continues to be outstanding (so far as the Operating Company is aware) and the Operating Company is not aware of any matters which could lead to any such dispute.

14.6	Air conditioning works at the St. Martin’s Lane Hotel (being one of the Properties) (the “Works”)

No payments are outstanding in respect of the Works.

REGULATORY, COMPLIANCE AND LITIGATION

15.	COMPLIANCE WITH LAW

During the time when the Target Company has been a member of the Seller’s Group, the Target Company has dealt with its assets, and conducted its business and corporate affairs, in all material respects, in compliance with:

(a)	so far as each Seller is aware, all applicable laws and regulations (in the United Kingdom and elsewhere); and

(b)	its Articles of Association.

16.	LITIGATION AND INVESTIGATIONS

16.1	No current, pending or threatened court or arbitration proceedings

(a)

The Target Company is not currently involved in any court, tribunal or arbitration proceedings which, if adversely determined might reasonably be expected to result in a liability for the Target Group of more than £35,000.

(b)	So far as each Seller is aware no proceedings of the kind and scale described in paragraph 16.1(a) are pending or threatened by or against the Target Company.

16.2	No administrative proceedings, investigations, etc

So far as each Seller is aware, no administrative proceedings, investigation or enquiry by a governmental, administrative or regulatory body concerning:

(a)	the Target Company or its business; or

(b)	an agreement or arrangement to which the Target Company is party,

is ongoing, pending or threatened.

16.3	No order or judgement

There is no order or judgement of a court, tribunal or a governmental or regulatory body or administrative entity or body (of the United Kingdom or elsewhere) relating to the Target Company or any of its assets which may have a material adverse effect upon the ability of the Target Company to deal freely with its assets or freely conduct its business anywhere in the world, and the Target Group Companies have not given any undertakings arising from legal proceedings or administrative proceedings to a court, governmental agency, regulator or third party.

17.	ENVIRONMENTAL AND HEALTH AND SAFETY MATTERS

17.1	No claims

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Neither the Sellers nor the Target Group Companies, during the two years prior to the date of this Agreement, received a written notice or written claim from a regulator or another person specifying a material breach of, or a material liability under, Environmental Law.

17.2	Environmental Permits

So far as each Seller is aware:

(a)

all material Environmental Permits have been applied for, obtained and maintained and are and at all times have been in full force and effect and will continue to be in full force and effect immediately following Completion;

(b)	no action has been taken to vary, revoke or suspend any material Environmental Permit during the two years prior to the date of this Agreement; and

(c)	copies of all Environmental Permits have been disclosed to the Buyer.

So far as each Seller is aware, all information provided by or on behalf of any Target Group Company to any relevant enforcement authority, and all records and data required to be maintained by the Sellers or any Target Group Company under the provisions of any material Environmental Law regarding the operation of the business of the Target Group Companies are complete and accurate in all material respects.

17.3

So far as each Seller is aware, the Target Group Companies are operating and have, during the two years prior to the date of this Agreement, operated the business in compliance with all material Environmental Law.

17.4	So far as each Seller is aware, there is no contamination at, in, under, on or escaping from the Properties.

17.5	Neither the Sellers nor the Target Group Companies have given any warranties or indemnities in respect of any liabilities, duties or obligations that have arisen under Environmental Law.

17.6	Neither the Sellers nor the Target Group Companies hold an environmental insurance policy for the Properties and have not applied for such a policy in the past either successfully or unsuccessfully.

17.7	All material environmental reports in the possession of the Seller or Target Group Companies have been disclosed to the Buyer.

EMPLOYMENT AND RETIREMENT BENEFITS

18.	EMPLOYEES AND DIRECTORS

18.1	Information about the employees

(a)

The Disclosure Letter contains a list of the job title, remuneration and benefits of each employee who is engaged by the relevant Target Group Company at Completion on the Operating Companies tier 1 or tier 2 employment contract (together “Key Employees”).

(b)	The Disclosure Letter states the total number of Employees and a breakdown of each tier of employment as at 3 October 2011.

(c)

So far as each Seller is aware (having relied on information provided by the relevant employee), neither the Target Company nor the Operating Company employs any employee who does not have any right to work in the United Kingdom.

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(d)	At Completion the Operating Company is the only member of the Target Group that employs any employees or engages any agency workers.

18.2	Employment contracts and terms

Annexed to the Disclosure Letter are examples of the standard terms and conditions, staff handbooks and policies which apply to the Employees and no Employee is employed on terms other than these terms and conditions nor is entitled to any benefits either contractually or on a discretionary basis other than as set out in these terms and conditions.

18.3	Termination of employment contracts

The relevant Target Group Company can terminate the employment contracts with its Employees by giving to the Employee no more than three months’ notice without giving rise to a claim for damages or compensation (except statutory compensation).

18.4	Resignations and dismissals

In the six months ending on the date of this Agreement, the relevant Target Group Company has not received a notice of resignation from, or given notice of termination of employment to any of the Key Employees.

18.5	Outstanding sums and liabilities to employees

The Target Company does not owe any sum to a current or former director, officer or employee except for base salary, bonus and other benefits accrued since the last normal pay date, accrued holiday pay for the current holiday year or for the reimbursement of properly incurred and approved expenses.

18.6	Redundancies or transfers of employees

Within the period of six months ending on the date of this Agreement, the Target Company has not:

(a)

given notice of a redundancy to the relevant authority or body or started consulting about making any employees redundant with an independent trade union, works council or employee representative body under any applicable statutory provisions; or

(b)

been party to the transfer of an undertaking as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 or failed to comply with a duty to inform and consult an independent trade union, works council or employee representative body under such Regulations.

18.7	Trade union recognition

The Target Company has:

(a)	no agreement or arrangement to recognise a trade union; or

(b)	not agreed or arranged to negotiate or consult with a works council, staff association or other employee representative body.

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18.8	Disputes with trade unions

The Target Group Company is not involved in a dispute with a trade union, works council or employee representative body.

18.9	Outstanding offers

The Disclosure Letter contains a list of outstanding offers of employment made by or on behalf of the Target Group Companies at Completion of jobs that would, if accepted, fall within the definition of “Key Employees” as defined in paragraph 18.1(a) above.

18.10	Agency workers

The Disclosure Letter contains a list of the names and types of roles filled by each employment agency engaged by the Target Group Companies at Completion.

18.11	Absence

The Disclosure Letter contains a list of the job titles, remuneration and expected return date of each employee of the Target Group Companies who is on long term absence at Completion.

19.	RETIREMENT BENEFIT PLANS

19.1	Definitions

In this Agreement:

(a)	“Relevant Benefit” means a retirement, death or similar benefit and “Relevant Benefits” means all those kinds of benefit;

(b)	“Relevant Person” means:

(i)	an Employee; or

(ii)	a former employee of the Target Company; and

(c)	“Group Scheme” means funded defined contribution scheme held with Standard Life and administered by Origin.

19.2	No pension schemes other than Group Scheme

Apart from under the Group Scheme, the Target Company has no:

(a)	obligation (actual or contingent and whether legally enforceable or not) to provide or contribute to; or

(b)	announced a proposal to provide or contribute to,

an arrangement providing a Relevant Benefit in respect of a Relevant Person.

19.3	Details of the Group Scheme disclosed

There has been disclosed to the Buyer:

(a)

material details of the Group Scheme, including copies or details of each document, resolution, action, practice or other matter which confers or describes an actual, prospective or contingent right to benefits under the Group Scheme

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(b)	a list of current employees by job title who are members, or who have any rights to benefits under, the Group Scheme; and

(c)	details of the benefits payable or prospectively or contingently payable under the Group Scheme in respect of a Relevant Person.

19.4	Each amount due to the Group Scheme has been paid

Each amount due to the trustees or administrators of the Group Scheme from the Target Company or another person in respect of a Relevant Person has been paid. The Target Company has paid each cost relating to the Group Scheme that it is required to pay.

19.5	No proceedings or claims against the Group Scheme

There is no proceeding or claim (other than routine claims for benefits) outstanding, pending or threatened in writing against:

(a)	the trustees or administrators of the Group Scheme; or

(b)	the Target Company,

in connection with the Group Scheme or the provision of a Relevant Benefit. So far as each Seller is aware, no fact or circumstance exists which may give rise to a proceeding or claim of that kind.

19.6	Registered scheme

The Group Scheme is a registered scheme under Chapter 2 of the Finance Act 2004.

20.	INSOLVENCY

20.1 None of the Target Group Companies:

(a)	is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and

(b)	has stopped paying its debts as they fall due.

20.2	No step has been taken in any applicable jurisdiction by any Target Group Company to initiate any process by or under which:

(a)	the ability of the creditors of the Target Group Companies, to take any action to enforce their debts is suspended, restricted or prevented; or

(b)

some or all of the creditors of the Target Group Companies accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of any of the Target Group Companies; or

(c)	a person is appointed to manage the affairs, business and assets of a Target Group Company, on behalf of its or creditors; or

(d)	the holder of a charge over all or any of the Target Group Companies assets is appointed to control the business and/or all or any assets of the Target Group Companies.

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20.3	No:

(a)	resolution has been passed in relation to a Target Group Company;

(b)	step has been taken in relation to a Target Group Company, so far as each Seller is aware; or

(c)	legal proceedings have been started, or threatened against a Target Group Company, so far as each Seller is aware,

for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

OTHER MATTERS

21.	ACCURACY OF INFORMATION

The information contained in schedule 2 of this Agreement is true and accurate.

PART B—SELLERS’ COMPLETION WARRANTIES

1.	The statements set out in paragraphs 1, 2, 3, 4, 6, 8, 14.1, 14.2, 14.3, 20 and 21 of part A of this schedule 7; and

2.	OPERATIONS OF THE OPERATING COMPANY BETWEEN SIGNING AND COMPLETION

The Sellers have complied with the requirements set out in schedule 5.

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SCHEDULE 8

BUYER’S WARRANTIES

1.	ENFORCEABILITY OF TRANSACTION DOCUMENTS

1.1	Capacity and authority

The Buyer:

(a)	has the right, power and authority to enter into and perform its obligations under each Transaction Document to be entered into by it on or after the date of this Agreement; and

(b)	has taken all necessary corporate or other action to authorise the execution of, and performance by it of its obligations under each Transaction Document.

1.2	Binding obligation

Each Transaction Document entered into by the Buyer on the date of this Agreement constitutes obligations binding on the Buyer.

1.3	No approvals

No approval, waiver, registration, consultation or notification is required to be obtained or made by the Buyer in connection with the execution, performance or enforceability of a Transaction Document entered into or to be entered into by the Buyer. For the purposes of this paragraph 1.3, an approval, waiver, registration, consultation or notification will be considered as being required to be obtained or made if failure to do so properly could materially adversely affect a Seller’s Group Company.

1.4	No breach

Neither the execution (and in the case of a deed, delivery) by the Buyer of a Transaction Document nor the performance by the Buyer of any of its obligations under a Transaction Document will violate or conflict with:

(a)	a provision in the constitutional documents of the Buyer;

(b)	a provision in an agreement or instrument which is binding on the Buyer;

(c)	an order or judgement of a court, tribunal or governmental or regulatory body (of the United Kingdom or elsewhere) which is binding on the Buyer.

1.5	Winding up, insolvency, etc

No resolution has been passed in relation to the Buyer, and, so far as the Buyer is aware, no:

(a)	other step has been taken in relation to the Buyer; or

(b)	legal proceedings have been started, or threatened, against the Buyer,

for its winding-up or dissolution, or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over any or all of its assets.

2.	NO KNOWLEDGE OF BREACH OF SELLERS’ WARRANTY

The Buyer has no actual knowledge of any fact, matter or circumstance which would entitle it to claim that a Sellers’ Warranty is untrue, inaccurate or misleading. For the purposes of this paragraph, the Buyer is deemed to have actual knowledge of anything of which a director, officer or employee of the Buyer has actual knowledge.

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SCHEDULE 9

LIMITATIONS ON SELLERS’ LIABILITY

1.	MAXIMUM TOTAL LIABILITY OF SELLERS

1.1

Notwithstanding paragraph 1.2 of this schedule 9, the total aggregate amount of each Seller’s liability in respect of all Claims (including elements relating to interest and costs) other than Claims in respect of the Title Warranties and the Tax Covenant is limited to the amounts set forth opposite its name in column (5) of schedule 1.

1.2

The total aggregate amount of each Seller’s liability in respect of all Claims (including elements relating to interest and costs), including in respect of the Title Warranties and the Tax Covenant, is limited to the amount set forth opposite its name in column (4) of schedule 1.

2.	THRESHOLDS FOR SELLER’S LIABILITY

2.1

The Sellers will not be liable in respect of a Claim unless its total liability in respect of that Claim (excluding elements relating to interest and costs) would (but for this paragraph 2.1) exceeds £35,000 (a Claim not meeting the threshold in this paragraph 2.1 is referred to as a “De Minimis Claim”).

2.2

The Sellers will not be liable in respect of a Claim unless the total liability of the Sellers in respect of all Claims notified by the Buyer to the Sellers in accordance with paragraph 3 (excluding any De Minimis Claims), would (if the Claim succeeded) exceed £250,000, in which case, the Buyer shall be able to claim the whole amount of such Claims and not merely the excess.

2.3	The following amounts are to be discounted in calculating the amount of a Seller’s liability for the purposes of this paragraph 2:

(a)	amounts for which the Sellers have no liability or by which its liability is reduced as a result of the operation of the other provisions of this schedule 9; or

(b)	amounts which are paid to such Seller as a result of the operation of paragraph 5.3 of this schedule 9.

3.	TIME LIMITS FOR CLAIMS

The Sellers will not be liable in respect of a Non-Tax Claim unless the Buyer has:

(a)

served a written notice on the Sellers on or before date falling 18 months after the Completion Date, which sets out those details of the Non-Tax Claim that the Buyer has, including the Buyer’s then best estimate of the amount of the Non-Tax Claim; and

(b)	properly issued and served proceedings in respect of the Non-Tax Claim within six months of serving the written notice described in paragraph 3.1(a) on the Sellers.

4.	NO DOUBLE RECOVERY

The Sellers will not be liable in respect of a Claim to the extent that the loss that is the subject of the Claim has already been recovered in respect of another Claim.

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5.	RECOVERY FROM INSURERS AND OTHER THIRD PARTIES

5.1

If the Buyer or a Target Group Company has a right of recovery or indemnity against a person, including an insurer, in respect (in whole or in part) of a matter which has given rise to, or could give rise to, a Non-Tax Claim (a “right of recovery”), the Buyer must:

(a)	notify the Sellers of the right of recovery as soon as practicable following it coming to the notice of the Buyer or to the notice of any member of the Buyer’s Group;

(b)	exercise and enforce, and ensure that the Target Group Company exercises and enforces, each right of recovery in full; and

(c)

if a Seller requests, permit such Seller to take sole conduct in the name of the Buyer or the Target Group Company of any actions that such Seller considers appropriate in connection with exercising and enforcing each right of recovery and provide such Seller and its advisers with all information and assistance that such Seller reasonably requires for that purpose.

5.2	A Seller will not be liable in respect of a Non-Tax Claim to the extent that the Buyer or a Target Group Company

(a)	has recovered from a third party, including an insurer, an amount which relates to the matter that gave rise to the Non-Tax Claim (in whole or in part);

(b)	has a right of recovery under a policy of insurance in respect of the matter that gave rise to the Non-Tax Claim (in whole or in part); or

(c)

would have been recovered under a policy of insurance an amount which relates to the matter that gave rise to the Non-Tax Claim (in whole or in part) if policies of insurance effected by or for the benefit of the Buyer or the Target Company had been maintained after Completion, to the extent that such coverage is obtainable in the market, on no less favourable terms than those maintained immediately before Completion.

5.3

If a Seller pays an amount to the Buyer in respect of a Non-Tax Claim and the Buyer subsequently recovers from a third party (including an insurer) an amount which relates (in whole or in part) to the matter that gave rise to the Non-Tax Claim, the Buyer must notify such Seller of that fact and the amount recovered and:

(a)

if the amount paid by such Seller to the Buyer is less than the amount recovered from the third party (after taking into account Tax thereon and costs reasonably incurred in the recovery), the Buyer must pay such Seller an amount equal to the amount that such Seller paid to the Buyer; or

(b)

if the amount paid by such Seller to the Buyer is more than the amount recovered from the third party (after taking into account Tax thereon and costs reasonably incurred in the recovery), the Buyer must pay such Seller an amount equal to the amount recovered from the third party.

6.	CONDUCT OF CLAIMS

6.1

If the Buyer becomes aware of a claim against a Target Group Company by a third party or of any other fact, matter or circumstance, which in either case may result in the Buyer being entitled to pursue a Non-Tax Claim against a Seller (each a “Relevant Matter”):

(a)

the Buyer must notify the Sellers of any Relevant Matter as soon as practicable (and in any event within five Business Days) following it coming to the notice of the Buyer or to the notice of any member of the Buyer’s Group;

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(b)

the Buyer must give the Sellers or their duly authorised representatives such assistance as any Seller may reasonably require and the Buyer must ensure that each Target Group Company gives the Sellers and their advisers access to relevant employees and premises of such Target Group Company and access to (and permission to take copies of) all relevant documents and correspondence in order to allow the Sellers to investigate the Relevant Matter and take the actions referred to in this paragraph 6.1;

(c)	the Buyer must ensure that such Target Group Company takes whatever action the Sellers request in order to avoid, dispute, resist, defend, appeal, compromise, mitigate or remedy any Relevant Matter;

(d)	the Buyer must keep the Sellers fully informed as to the progress of the Relevant Matter including the receipt of any material communications;

(e)	if requested to do so by the Sellers, the Buyer must:

(i)

allow, and ensure that such Target Group Company allows, the Sellers to take sole conduct in the name of the Buyer or the Target Group Company of any actions that the Sellers consider appropriate in connection with the Relevant Matter; and/or

(ii)	use, and ensure that such Target Group Company uses, professional advisers chosen by the Sellers in connection with the conduct of any actions relating to the Relevant Matter; and

(f)

the Buyer and such Target Group Company must not admit any liability or make or agree any payment or compromise in respect of any Relevant Matter without first obtaining the written consent of each of the Sellers.

6.2

The Buyer is entitled to refuse to comply with the actions described in clause 6.1(c) to (e) unless it obtains an undertaking from the Sellers, agreeing to indemnify the Buyer and such Target Group Company against any costs, liability or losses that may result from the Buyer or such Target Group Company complying with the terms of clause 6.1(c) to (e).

7.	CONTINGENT CLAIMS

Where the Buyer serves a notice in accordance with paragraph 3 of schedule 9 with respect to a Non-Tax Claim arising in connection with a contingent liability of the Buyer or a Target Group Company, a Seller will not be liable to make any payment in respect of that Non-Tax Claim unless the Buyer or the Target Group Company has become finally liable to make payment in respect of the contingent liability before the third anniversary of the Completion Date.

8.	MATTERS CAPABLE OF REMEDY

If a fact or circumstance that gives rise to a Non-Tax Claim is capable of remedy by a Seller, such Seller will not be liable in respect of that Non-Tax Claim to the extent that it remedies the relevant breach within 30 days following notification of the fact or circumstance by the Buyer to the Sellers under paragraph 6.1(a).

9.	BUYER’S OBLIGATION TO MITIGATE

Nothing in this schedule 9 limits the Buyer’s or the Target Group Company’s general obligation at law to mitigate loss or damage resulting from a fact, matter or circumstance that gives rise to a Claim.

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10.	SUBSEQUENT EVENTS

A Seller will not be liable in respect of a Non-Tax Claim, to the extent that the Non-Tax Claim is attributable to or increased by:

(a)	an act or thing done or omitted to be done under the terms of a Transaction Document;

(b)

a voluntary act, omission, transaction or arrangement of the Buyer or another member of the Buyer’s Group on or after Completion otherwise than in the normal and usual course of the relevant Target Group Company’s business as carried on before Completion;

(c)	an admission of liability made after the date of this Agreement by the Buyer or another member of the Buyer’s Group;

(d)

the passing of, or a change in, a law or regulation or in its interpretation or administration by the English courts or a regulatory authority (whether or not having the force of law) after the date of this Agreement (whether or not that change has retrospective effect); or

(e)	a change in an accounting or Tax policy or practice or length of any accounting period of the Buyer or any Target Group Company introduced or having effect after Completion.

11.	PROVISIONS

A Seller will not be liable in respect of a Non-Tax Claim if (and to the extent of such provision reserve or reduction of asset value) a specific provision, reserve or reduction of asset value is expressly stated in the Accounts in respect of any of the matters giving rise to that Non-Tax Claim.

12.	GENERAL

12.1	Nothing in this schedule 9 has the effect of limiting or restricting any liability of the Sellers in respect of a Claim arising as a result of any fraud.

12.2	A Seller will not be liable for any:

(a)	loss of profit;

(b)	loss of business;

(c)	loss of contract; or

(d)	indirect or consequential loss or damages incurred by the Buyer in respect of a Claim,

save as expressly stated in a Transaction Document.

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SCHEDULE 10

TAX COVENANT AND TAX WARRANTIES

Part A

Tax Covenant

1.	DEFINITIONS

1.1	In this schedule:

“Accounts Relief” means a Relief, the availability of which has been shown as an asset in the Final Completion Statement.

“Actual Tax Liability” means any liability of a Target Group Company to make an actual payment of Tax or a payment on account of Tax to a Tax Authority,

“Buyer’s Tax Group” means the Buyer and each other company which:

(a)	at Completion;

(b)	after Completion; or

(c)	within the six year period ending on the Completion Date,

is or for a Tax purpose is treated as being a member of the same group as, or otherwise connected or associated in any way with, the Buyer;

“Buyer’s Relief” means:

(a)	any Accounts Relief;

(b)	any Post-Completion Relief;

(c)	any Relief arising to any member of the Buyer’s Tax Group (other than a Target Group Company);

“Corporation Tax” means UK corporation tax;

“Deemed Tax Liability” means:

(a)	the loss of or failure to obtain an Accounts Relief;

(b)

the use or set off of a Buyer’s Relief in circumstances where, but for such use or set off, a Target Group Company would have had an Actual Tax Liability in respect of which the Sellers would have had a liability under this schedule;

“Demand” means:

(a)	the issue of a notice, demand, assessment, letter or other document by or on behalf of any Tax Authority, or

(b)	the taking of any other action by or on behalf of any Tax Authority (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of Tax); or

(c)

the preparation or submission to a Tax Authority of any notice, return, assessment, letter or other document by the Buyer, a Target Group Company or any other person, from which it appears that a Tax Liability may be incurred by or may be imposed on a Target Group Company;

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“Event” means any transaction (including the Transaction), act, event, circumstance, state of affairs or omission, (including any change in the residence of any person for the purposes of any Tax, the death of any person, a failure to take any action which would avoid an apportionment or deemed distribution of income regardless of whether the taking of any such action after Completion could have avoided such apportionment or deemed distribution);

“FA” means Finance Act;

“Income, Profits or Gains” means income, profits, gains or any other standard or measure for the purposes of any Tax and references to Income, Profits or Gains earned, accrued or received on or before a particular date (including, without limitation, Completion) shall include Income, Profits or Gains deemed or treated for Tax purposes as earned, accrued or received on or before that date;

“Instalment Regulations” means the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998 No.3175);

“Post-Completion Relief” means any Relief which arises to a Target Group Company:

(a)	as a consequence of any Event occurring (or being treated for Tax purposes as occurring), or

(b)	from Income, Profits or Gains earned, accrued or received, after Completion;

“Relief” means:

(a)	any relief, allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any Income, Profits or Gains; or

(b)	any right to repayment of or saving of Tax,

and any reference to the use or set off of a Relief shall be construed accordingly;

“Seller’s Tax Group” means, with respect to each Seller, the Seller and any other company or companies (other than the Target Group Companies) which:

(a)	at Completion;

(b)	after Completion; or

(c)	within the six year period ending on the Completion Date,

is or for a Tax purpose is treated as being a member of the same group as, or otherwise connected or associated in any way with, that Seller for any Tax purpose;

“Surrender” means:

(a)	the surrender of losses or other amounts eligible for group relief in accordance with Part 5 of the Corporation Tax Act 2010; and/or

(b)

the surrender of the benefit of any advance corporation tax capable pursuant to regulation 15 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358); and/or

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(c)	the notional transfer of any asset or reallocation of a gain or loss in accordance with section 171A or section 179A of the Taxation of Chargeable Gains Act 1992 (“TCGA”); and/or

(d)	the surrender of eligible unrelieved foreign tax in accordance with The Double Taxation Relief (Surrender of Relievable Tax Within a Group) Regulations 2001 (S.I. 2001 No. 1163); and/or

(e)	any reallocation of a chargeable realisation gain in accordance with section 792 of the Corporation Tax Act 2009;

“Tax Liability” means an Actual Tax Liability or a Deemed Tax Liability;

“Tax Refund” means any amount which may be surrendered pursuant to Chapter 4 of Part 22 of the Corporation Tax Act 2010;

“VAT” means value added tax; and

“VATA” means the Value Added Tax Act 1994.

1.2	References in this schedule to paragraphs are to paragraphs in part A of this schedule unless otherwise stated.

2.	COVENANT

2.1	Sellers’ Covenant to Pay

The Sellers jointly and severally covenant with the Buyer to pay to the Buyer an amount equal to:

(a)	any Actual Tax Liability arising:

(i)	as a consequence of or by reference to any Event which occurs (or is treated for Tax purposes as occurring) on or before Completion; or

(ii)	in respect of or by reference to any Income, Profits or Gains earned, accrued or received on or before Completion;

(b)	a Deemed Tax Liability;

(c)	each cost reasonably and properly incurred by the Buyer, a Target Group Company or any other member of the Buyer’s Tax Group in connection with:

(i)	a Tax Liability of the kind referred to in paragraph 2.1(a) or (b); or

(ii)	successfully taking or defending any action under this schedule.

2.2	Amount of Deemed Tax Liability

For the purposes of this schedule, the amount of a Deemed Tax Liability of a Target Group Company is:

(a)	in the case of a loss of or failure to obtain an Accounts Relief:

(i)	where the Accounts Relief is a right to repayment of Tax, the amount of the Relief lost or not obtained;

(ii)	in any other case, the amount of Tax which is payable by a Target Group Company which would not have been payable but for the loss or failure to obtain the Accounts Relief;

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(b)	in the case of a use or set off of a Buyer’s Relief, the amount of Tax which would have been payable by a Target Group Company but for the use or set off of the Buyer’s Relief,

and, for the purposes of paragraphs 2.2(a)(ii) and (b), it will be assumed that Reliefs which are not Buyer’s Reliefs are used, so far as legally possible, in priority to Buyer’s Reliefs.

3.	LIMITATIONS AND EXCLUSIONS

3.1	Limitations and Exclusions

The Sellers shall not be liable under the covenant contained in paragraph 2.1 or 2.2 or for a breach of the Tax Warranties in respect of any Tax Liability of a Target Group Company (or in respect of any costs relating to the Tax Liability of a Target Group Company):

(a)

unless the Buyer has served on the Sellers a written notice on or before the seventh anniversary of the end of the accounting period in which the Completion Date falls giving such details of the claim as the Buyer then has;

(b)	to the extent that specific provision or reserve was made in the balance sheet in the Final Completion Statement in respect of the Tax Liability;

(c)	to the extent that the Tax Liability arises or is increased:

(i)	by any change in legislation (including regulations);

(ii)	the publication of any practice or concession by a Tax Authority;

(iii)	any change in published practice or concession;

(iv)	a change in the judicial interpretation of the law; or

(v)	an increase in the rates of Tax,

in each case taking effect retrospectively and not actually in force at the date hereof;

(d)

to the extent that it would not have arisen but for a voluntary act or omission of the Buyer or a Target Group Company or any other member of the Buyer’s Tax Group after Completion unless such act was carried out:

(i)	pursuant to an obligation of the Buyer, a Target Group Company or any other member of the Buyer’s Tax Group incurred prior to the Completion Date;

(ii)	in order to comply with any law or regulation; or

(iii)	with the written agreement or at the written request of the Sellers;

(e)

to the extent that the Tax Liability would not have arisen or would have been reduced or eliminated but for a Target Group Company ceasing to carry on any trade or business after Completion or effecting a major change after Completion in the nature or conduct of any trade or business carried on by it;

(f)

to the extent that the Tax Liability would not have arisen or would have been reduced or eliminated but for any change of the date to which a Target Group Company makes up its accounts or any change to any of its accounting policies, methods, bases or practices (including the treatment of timing differences and the basis on which the Company values its assets) in either case after Completion;

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(g)	to the extent that the Tax Liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of a Target Group Company:

(i)	to comply with a request of the Sellers or their duly authorised advisers pursuant to paragraph 6;

(ii)	to make any valid claim, election, surrender or disclaimer;

(iii)	to give any valid notice or consent; or

(iv)	to do any other thing,

under the provisions of any enactment or regulation relating to Tax after Completion as requested by the Sellers, the making, giving or doing of which was taken into account in the Final Completion Statement;

(h)

to the extent that a Relief (other than a Buyer’s Relief) is available to the relevant Target Group Company (or would have been available but for the use of the Relief to set against or mitigate a liability of any company for which the Sellers are not liable under this schedule) to set against or otherwise mitigate the Tax Liability provided it has not already been taken into account under paragraph 8 and is not a Relief in respect of which a payment has been made under paragraph 10;

(i)

to the extent that the Tax Liability would not have arisen or would have been reduced or eliminated but for any claim, election, surrender or disclaimer made or notice or consent given after Completion by the Buyer, a Target Group Company or any other member of the Buyer’s Tax Group under the provisions of any enactment or regulation relating to Tax other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made, given or done in the Final Completion Statement;

(j)

to the extent that the Tax Liability comprises interest or penalties arising by virtue of an underpayment of Tax under the Instalment Regulations prior to Completion, insofar as such underpayment would not have been an underpayment but for a bona fide estimate made prior to Completion of the amount of Income, Profits or Gains to be earned, accrued or received after Completion proving to be incorrect, or but for any other Event or Events which occur (or are treated for Tax purposes as occurring) after Completion;

(k)	to the extent that the Tax Liability relates to Income, Profits or Gains actually earned, accrued or received before Completion and not taken into account in the Final Completion Statement;

(l)

to the extent that the amount of the Tax Liability has been recovered from any person (excluding the Buyer, the Target Group Companies and any other member of the Buyer’s Tax Group but including a Tax Authority);

(m)	to the extent that the Tax Liability would not have arisen but for the failure of the Buyer to comply with its obligations contained in paragraph 4 or 6;

(n)	to the extent that the Tax Liability arises as a result of:

(i)	the sale of an asset; or

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(ii)	as a result of any other Event (including the expiry of a time period),

which causes the crystallisation of a chargeable gain by:

(1)	the Buyer;

(2)	a Target Group Company; or

(3)	another person connected with any of them,

at any time after Completion; and

(o)	to the extent that the Tax Liability arises as a result of changes in the value of an asset at any time after Completion.

3.2	Paragraphs 1.2, 2 and 4 of schedule 9 shall apply to this Tax Covenant as if expressly set out herein.

4.	MANNER OF MAKING AND CONDUCT OF CLAIMS

4.1 (a)

If the Buyer or a Target Group Company becomes aware of any Demand which could give rise to a liability for the Sellers under this Tax Covenant or for breach of any of the Tax Warranties, the Buyer must give notice to the Sellers of the Demand (including reasonably sufficient details of the Demand) as soon as possible (and in any event not more than 10 days after the Buyer or the relevant Target Group Company becomes aware of the Demand) and must take (or procure that a Target Group Company will take) such action as the Sellers may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Demand or any matter relating to the Demand.

(b)

The Sellers will have the right (if they wish) to control any proceedings taken in connection with the action referred to in paragraph 4.1(a), and must be kept fully informed of any actual or proposed developments (including any meetings) and must be provided with copies of all correspondence and documentation relating to the Demand or action, and any other information, assistance and access to records and personnel as it requires.

4.2

The Sellers shall indemnify (on an after-Tax basis) the Buyer, the relevant Target Group Company and any other member of the Buyer’s Tax Group against all costs reasonably and properly incurred in connection with any action referred to in paragraph 4.1.

4.3

The Buyer will procure that no matter relating to the Demand as is referred to in paragraph 4.1 is settled or otherwise compromised without the Sellers’ prior written consent and the Buyer will, and will procure that each other member of the Buyer’s Tax Group and their advisers will not submit any correspondence or return or send any other document to any Tax Authority where the Buyer or a member of the Buyer’s Tax Group or their advisers is aware or could reasonably be expected to be aware that the effect of submitting the correspondence or return or sending the document would or could be to put the Tax Authority on notice of any matter which could give rise to, or could increase, a claim under this Tax Covenant or for breach of any of the Tax Warranties.

4.4

If the Sellers do not request the Buyer to take, or procure the taking of, any appropriate action within 30 days of notice to the Sellers under paragraph 4.1, or does not indemnify the Buyer, the relevant Target Group Company and any other member of the Buyer’s Tax Group as stated in paragraph 4.2, the Buyer will be free to satisfy or settle the relevant Tax Liability on such terms as it may reasonably think fit.

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5. PAYMENT OF CLAIMS

5.1	Payments by the Sellers of any liability under paragraph 2 must be made in cleared and immediately available funds on the days specified in paragraph 5.2.

5.2	The days referred to in paragraph 5.1 are as follows:

(a)

in the case of an Actual Tax Liability, the day which is the later of five Business Days after demand is made for payment by or on behalf of the Buyer, and three Business Days before the date on which that Tax becomes due and payable to the relevant Tax Authority;

(b)	in the case of a Deemed Tax Liability, the later of five Business Days after demand is made for payment by or on behalf of the Buyer and:

(i)	in the case of the loss of or failure to obtain an Accounts Relief which is a right to repayment of Tax, the day on which the Tax would otherwise have been repaid by the relevant Tax Authority;

(ii)	in the case of the loss of or failure to obtain any other Accounts Relief, three Business Days before Tax which would otherwise have been saved becomes due and payable to the relevant Tax Authority;

(iii)	in the case of the use or set-off of a Buyer’s Relief, the day on which the Tax which would have been payable but for the use or set-off is due and payable to the relevant Tax Authority;

(c)	in any other case, five Business Days after the date on which demand is made for payment by or on behalf of the Buyer.

5.3	For the purposes of this paragraph 5, the date on which Corporation Tax does or would become due and payable is:

(a)

in any accounting period of the taxpaying company (the “Taxpayer”) ending on or after 1 July 1999 in which the Taxpayer is a “large company” within the meaning of the Instalment Regulations, the date or dates upon which the Corporation Tax would be provided to be due and payable by Regulations 4 and 5 of the Instalment Regulations on the assumption that the Corporation Tax payable by the Taxpayer is the “total liability” of the Taxpayer for that period within the meaning of the said Regulations 4 and 5; or

(b)	in any other accounting period of the Taxpayer, the date which is nine months following the end of such accounting period.

5.4

For the purposes of this paragraph 5, references to the day on which an amount of Tax which is not Corporation Tax becomes due and payable to the relevant Tax Authority shall be the last day on which the Tax may by law be paid without incurring any penalty or liability for interest in respect of the Tax.

6.	TAX RETURNS AND COMPUTATIONS

6.1

The Sellers or their duly authorised agents will be responsible for, and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authorities all Tax returns and computations of each Target Group Company, including claims, elections, surrenders, notices or consents in respect of any Surrender, for all Tax accounting periods of the such Target Group Company ending on or before Completion.

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6.2	For the purposes of paragraph 6.1:

(a)

the Buyer must afford (or procure the affordance) to the Sellers or their duly authorised agents all information and assistance which may reasonably be required to prepare, submit and agree all such outstanding Tax returns and computations;

(b)	the Sellers must as soon as reasonably practicable deliver to the Buyer copies of all correspondence sent to or received from any Tax Authority;

(c)

the Buyer undertakes to procure that any relevant Target Group Company will at the request of the Sellers sign and submit to the relevant Tax Authority all such notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all the other documents and returns that the Sellers may request to give effect to the foregoing provisions provided that the Buyer will not be obliged to procure that a Target Group Company signs and submits a document which contains a manifest error.

6.3

The provisions of paragraphs 6.1 and 6.2(a) and (b) will apply in respect of the Tax accounting period of a Target Group Company in which Completion falls as if the word “Sellers” reads “Buyer” and the word “Buyer” reads “Sellers”.

7.	NO WITHHOLDINGS, ETC

7.1

All sums payable by either party under this Agreement (including, but not limited to, this schedule) must be paid free of and without any rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by law. If any deduction or withholding is required by law (save in respect of interest under clause 14 of this Agreement) the payer must:

(a)	provide such evidence of the relevant withholding as the payee may reasonably require; and

(b)

pay to the payee such amount as will ensure that, after any deduction or withholding has been made, the payee will have received a sum equal to the amount that the payee would otherwise have received in the absence of the deduction or withholding.

7.2

To the extent that any deduction or withholding in respect of which an additional amount has been paid under paragraph 7.1 results in the payee obtaining a Relief, the payee must pay to the payer, within 10 Business Days of the use or set off of the Relief, an amount equal to the lesser of the Tax saved as a result of such use or set off and the additional sum paid under paragraph 7.1 provided that the payee will not be obliged to pay to the payer an amount in excess of the amount which will leave it (after that payment) in the same after Tax position as it would have been in had there been no payment under this Agreement in respect of which such deduction or withholding arose.

7.3

If any Tax Authority charges to Tax any sum other than the Purchase Price paid (the “original payment”) to the payee under this Agreement the payer shall be obliged to pay to the payee such additional amount (the “additional payment”) as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment, the additional payment to be paid three Business Days after the payee has served notice that Tax on the original payment has become due and payable, or would have become due and payable but for the availability of, in the case of a payment by the Sellers, a Buyer’s Relief or, in the case of a payment by the Buyer, any Relief.

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7.4

No payer for the purposes of paragraph 7.1 or 7.3 will be liable to make any payment under either paragraph to the extent that the payment exceeds that which would have been payable if the payee were the original Buyer or one of the original Sellers (as applicable) as at Completion.

8.	CORRESPONDING SAVINGS AND THIRD PARTY RECOVERY

8.1

If any Tax Liability which has resulted in a payment having been made by the Sellers under this Tax Covenant or for breach of any of the Tax Warranties has given rise to a Relief (other than a Buyer’s Relief) which would not otherwise have arisen, then:

(a)	the Buyer must procure that full details of such Relief are given to the Sellers as soon as reasonably practicable; and

(b)

to the extent that a liability to make an actual payment of Tax is reduced as a result of the use or set off of the Relief, the Buyer must pay to the Sellers on the date when the Buyer or any relevant Target Group Company would have been under an obligation to make the reduced payment of tax an amount equal to the lower of:

(i)	the amount by which the liability is reduced; and

(ii)	the amount of the payment previously made by the Sellers in respect of the Tax Liability giving rise to the Relief,

and, for these purposes, any Relief as is referred to in this paragraph 8.1 shall be deemed, insofar as legally possible, to be used in priority to any other Relief and the Sellers shall be entitled to require that the relevant Target Group Company’s auditors (acting as experts and not arbitrators) shall certify the amount and date of use of the relief, which certification shall, in the absence of manifest error, be final and binding on the parties.

8.2

If the Sellers at any time pay to the Buyer an amount under this Tax Covenant or for breach of any of the Tax Warranties and the Buyer or a Target Group Company or any other member of the Buyer’s Tax Group is or becomes entitled to recover from some other person (other than a member of the Buyer’s Tax Group but including any Tax Authority) a sum in respect of the matter giving rise to the payment (other than by reason of the use or set off of a Buyer’s Relief), the Buyer, if so required by the Sellers, will (and will procure that the relevant Target Group Company or member of the Buyer’s Tax Group will) take all reasonable steps to enforce the recovery (provided that neither the relevant Target Group Company nor the Buyer nor the relevant member of the Buyer’s Tax Group will be obliged to take any action which it reasonably considers to be prejudicial to its interests), and the Buyer must within two Business Days of the recovery, pay to the Sellers the lesser of:

(a)

the sum recovered by the Buyer or the Target Group Company or the member of the Buyer’s Tax Group (as applicable) from the other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered, but less any costs of recovery not previously reimbursed and less any Tax chargeable on the sum recovered); and

(b)

the amount paid by the Sellers to the Buyer as referred to above plus any interest or repayment supplement received in respect of the sum recovered, less any Tax chargeable thereon, to the extent that the interest or repayment supplement is attributable to any period following the payment by the Sellers to the Buyer as referred to above.

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9.	SECONDARY LIABILITIES

9.1

The Buyer covenants with the Sellers to pay to the Sellers an amount equivalent to any Tax or any amount on account of Tax which any member of a Seller’s Tax Group is required to pay as a result of a failure by a Target Group Company, or any other member of the Buyer’s Tax Group, to discharge that Tax.

9.2

The Sellers covenant with the Buyer to pay to the Buyer an amount equivalent to any Tax or any amount on account of Tax which a Target Group Company, or any other member of the Buyer’s Tax Group is required to pay as a result of a failure by any member of a Seller’s Tax Group to discharge that Tax.

9.3	The covenants contained in paragraphs 9.1 and 9.2 shall:

(a)	extend to any costs incurred in connection with the Tax or a successful claim under paragraph 9.1 or 9.2, as the case may be;

(b)

in the case of paragraph 9.1, not apply to Tax to the extent that the Buyer could claim payment in respect of it under paragraph 2 or for breach of the Tax Warranties, except to the extent a payment has been made pursuant to paragraph 2 and the Tax to which it relates was not paid by the relevant Target Group Company or any person on its behalf; and

(c)

not apply to Tax to the extent it has been recovered under any relevant statutory provision (and the Buyer or the Sellers, as the case may be, will procure that no recovery is sought to the extent that payment is made hereunder).

9.4

Paragraphs 4 and 5 (conduct of claims and due date for payment) shall apply to the covenants contained in paragraphs 9.1 and 9.2 as they apply to the covenants contained in paragraph 2, replacing references to the “Sellers” by the “Buyer” (and the other way round) where appropriate, and making any other necessary modifications.

10.	OVER PROVISIONS

10.1	If a Target Group Company shall receive a repayment of tax which:

(a)	is not reflected in the Final Completion Statement;

(b)	does not arise from the use of a Buyer’s Relief; and

(c)	is not a Relief to which paragraph 8 (corresponding savings and third party recovery) applies, which has been taken into account in paragraph 3.1(h);

the Buyer will procure that the relevant Target Group Company will pay to the Sellers an amount equal to the amount of the repayment within three Business Days of being in receipt of the repayment.

10.2

If the Sellers become liable in respect of any claim arising under this Tax Covenant or for breach of any of the Tax Warranties credit must be given to the Sellers against the liability for any amount referred to in paragraph 10.3 (a “Relevant Amount”) which must be dealt with in accordance with paragraph 10.5.

10.3	A Relevant Amount for the purposes of paragraph 10.2 is:

(a)	the amount by which any provision for Tax (other than a provision for deferred tax) contained in the Final Completion Statement proves to be an over provision; or

(b)	the amount of any Tax saved by the Buyer, a Target Group Company or any other member of the Buyer’s Tax Group for which the Sellers are not liable under this

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Tax Covenant or for breach of the Tax Warranties as a result of the use or set off of a Relief (other than a right to a repayment of Tax) arising to a Target Group Company on or prior to Completion (other than a Buyer’s Relief, a Relief which has been taken into account in paragraph 3.1(h), or a Relief to which paragraph 8 applies.

10.4

If the Buyer becomes aware that there are or may be amounts of the kind referred to in paragraph 10.3, it must (or must procure that a Target Group Company will) promptly inform the Sellers of that fact. If the auditors for the time being of a Target Group Company are requested by either of the parties to this Agreement to certify any of the amounts as are referred to above the relevant party must procure that the auditors are instructed to give and will (at the expense of the party requesting) give as soon as practicable the certificate and in so doing they will act as experts and not as arbitrators and (in the absence of manifest error) their decision will be final and binding on the parties hereto.

10.5	Each Relevant Amount is to be dealt as follows:

(a)	the Relevant Amount must first be set off against any payment then due from the Sellers under this Tax Covenant or for breach of the Tax Warranties; and

(b)	to the extent there is an excess of the Relevant Amount after any amounts have been set off under paragraph 10.5(a) the excess shall be paid to the Sellers.

10.6

Where any certification as is mentioned in paragraph 10.4 has been made, the Sellers or the Buyer may request the auditors to review the certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether the certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

10.7

If the auditors certify under paragraph 10.6 that an amount previously certified should be amended, that amended amount will be substituted for the purposes of paragraph 10.5 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and an adjusting payment (if any) as may be required by virtue of the above mentioned substitution must be made as soon as practicable by the Sellers or the Buyer, as the case may be.

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Part B

Tax Warranties

11.	GENERAL

11.1

The Accounts of each Target Group Company make provision or reserve within generally accepted accounting principles in respect of any period ended on or before the Balance Sheet Date for all Tax assessed or liable to be assessed on any Target Group Company or for which it is accountable at the Balance Sheet Date whether or not the Target Group Company has or may have a right to reimbursement against any other person and proper provision has been made and shown in the Accounts of each Target Group Company for deferred taxation in accordance with generally accepted accounting principles.

11.2

Each Target Group Company has paid all Tax which it has become liable to pay and is not; and has not in the six years ending on the date of this Agreement been, liable to pay a penalty, surcharge fine or interest in connection with Tax;

11.3 (a)

Each Target Group Company has within applicable time limits made all returns, provided all information, given all notices and maintained all records in relation to Tax as it is required to make, provide, give or maintain.

(b)	So far as the Sellers are aware, all the returns, information and notices are correct and accurate in all material respects, and are not the subject of any dispute.

(c)	Each Target Group Company has fully complied on a timely basis with all notices served on it and any other requirements lawfully made of it by any Tax Authority.

11.4	No Target Group Company is involved in a dispute in relation to Tax with a Tax Authority.

12.	VALUE ADDED TAX OR TURNOVER TAX

12.1

Each Target Group Company is a member of the group for VAT purposes of which the Target Company is the representative member and the Disclosure Letter contains full details of such group registration including details of each company which is, or has been in the past six years, a member of that group.

12.2	No Target Group Company is, nor has it been in the last six years, a member of a group of companies for VAT purposes other than the group of companies referred to in warranty 12.1.

12.3	Each Target Group Company:

(a)	makes no supplies other than taxable supplies for the purposes of VAT;

(b)	obtains credit for all input tax paid or suffered by it;

(c)	is not the grantor or grantee of any interest in land in respect of which an election has been made to waive exemption from VAT; and

(d)	has no interest in any capital items in respect of which it is or may be subject to any restriction or adjustment of the amount of input credit available to it for the purposes of VAT.

12.4

No Target Group Company is, nor has it agreed to become, an agent, manager or factor of, or fiscal representative of or for, any person not resident in its jurisdiction for the purpose of the relevant VAT legislation.

Hogan Lovells

13.	STAMP DUTY

13.1	All documents which are necessary:

(a)	to establish the title of any Target Group Company to any asset; or

(b)	to enforce any rights and in respect of which any stamp duty or other similar tax is payable (whether as a condition to the validity, registrability or otherwise),

have been duly stamped.

14.	STAMP DUTY RESERVE TAX

Each Target Group Company has paid all stamp duty reserve tax to which it is liable.

15.	STAMP DUTY LAND TAX

Each Target Group Company has paid all stamp duty land tax to which it is liable.

16.	TAX CLEARANCES

The Disclosure Letter contains details of all transactions, schemes or arrangements during the six years prior to Completion in respect of which a Target Group Company has been a party or has otherwise been involved in respect of which a statutory clearance application was made, together with copies of all relevant applications for clearances and copies of all clearances obtained pursuant thereto, all such clearances having been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto.

17.	RESIDENCE

No Target Group Company is liable to Tax in a jurisdiction other than the jurisdiction in which it is incorporated.

18.	GROUPS

18.1	No Target Group Company is, nor has it been during the six years prior to Completion, a member of a group of companies.

18.2	Each Target Group Company is resident in the United Kingdom for Tax purposes.

19.	ANTI AVOIDANCE

So far as each Seller is aware, no Target Group Company has, in the last 18 months, been party to, nor has been otherwise involved in, any transaction, scheme or arrangement designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax (including amounts to be accounted for under PAYE).

Hogan Lovells